Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

dated as of

March 5, 2019

by and among

PRESCRIBE WELLNESS, LLC,

TABULA RASA HEALTHCARE, INC.,

TRHC PW ACQUISITION, LLC,

and

FORTIS ADVISORS LLC,

in its capacity as Holder Representative

TABLE OF CONTENTS

		Page

11.9	Governing Law	69

11.10	Captions; Counterparts	69

11.11	Schedules and Annexes	69

11.12	Construction	70

11.13	Entire Agreement	70

11.14	Amendments	71

11.15	Severability	71

11.16	Jurisdiction; Waiver of Jury Trial	71

Annexes

Annex A — Distribution Waterfall

Annex B — Form of Escrow Agreement

Annex C — Form of Letter of Transmittal

Annex D — Form of Voting and Support Agreement

Annex E — Form of Option Cancellation Agreement

Annex F — Calculation Principles

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of March 5, 2019, is entered into by and among Prescribe Wellness, LLC, a Nevada limited liability company (the “Company”), Tabula Rasa Healthcare, Inc., a Delaware corporation (“Acquiror”), TRHC PW Acquisition, LLC, a Nevada limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative hereunder (the “Holder Representative”).  Certain capitalized terms used herein have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, Acquiror, Merger Sub and the Company are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving entity;

WHEREAS, on the date hereof, the Board of Managers has unanimously determined that the Merger is fair to, and in the best interests of, the Company and its members, adopted this Agreement, the Merger and the transactions related thereto, and recommended that the holders of Units adopt and approve this Agreement, the Merger and the transactions related hereto;

WHEREAS; concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror’s and Merger Sub’s willingness to enter into this Agreement, certain of the holders of Units are entering into Voting and Support Agreements with Acquiror; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the holders of Units.

AGREEMENT

In consideration of the mutual agreements hereinafter contained, Acquiror, Merger Sub, the Company and the Holder Representative agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1                               Definitions.  As used herein, the following terms shall have the following meanings:

“2012 Unit Option Plan” means the Company’s 2012 Unit Option Plan, as amended.

“Acquiror” has the meaning specified in the Preamble.

“Acquiror Prepared Returns” has the meaning specified in Section 7.3(a)(ii).

“Action” means any action, suit, audit, arbitration, complaint, or any other proceeding, in each case, whether criminal or civil, by or before any Governmental Authority at Law or in equity.

“Adjustment Amount” has the meaning specified in Section 2.8(c).

“Adjusted Closing Date Cash” means Closing Date Cash minus $1,000,000.

“Adjusted Estimated Closing Date Cash” has the meaning specified in Section 2.4(a)(ii).

“Advisory Group” has the meaning specified in Section 9.2(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.  For purposes of this definition “control” shall mean, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the Preamble.

“Applicable Covenant Survival Date” has the meaning specified in Section 10.1(b).

“Applicable Survival Date” has the meaning specified in Section 10.1(b).

“Articles of Merger” has the meaning specified in Section 2.1.

“Audited Financial Statements” has the meaning specified in Section 3.8(a).

“Auditor” has the meaning specified in Section 2.8(b).

“Author” has the meaning specified in Section 3.19(e).

“Board of Managers” means the Board of Managers of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by Law to close.

“Calculation Principles” means (a) the accounting principles, procedures, policies, practices, estimates, judgments and methods, including a sample Closing Date Net Working Capital calculation, set forth on Annex F, and (b) to the extent not specified on Annex F, GAAP consistent with the principles, procedures, policies, practices, estimates, judgments and methods applied in preparation of the Audited Financial Statements.  Any inconsistency between the principles of presentation in the Audited Financial Statements and the principles, procedures, policies, practices, estimates, judgments and methods described on Annex F shall be resolved in favor of Annex F.

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with GAAP (which may be a negative number in the event of overdrafts), including cash and checks that are deposits-in-transit, to the extent that such deposits-in-transit are not accounted for in Closing Date Net

Working Capital (for example, the corresponding amount has reduced accounts receivable), net of all checks or drafts written by or on behalf of such Person and its Subsidiaries but not yet cleared, and excluding all security or similar deposits.

“Change in Control Payment” means any bonus, sale, retention, or transaction bonus, or other similar payment, benefit or compensation that is accelerated, accrues or becomes due or payable by any member of the Company Group to any present or former director, employee or consultant of the Company or its Subsidiaries, including pursuant to any Employee Plan, or any other Contract, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (including any such payment, benefit or compensation conditioned on the occurrence of the Closing) but not any action (including any termination of service following the Closing) by the Acquiror, Surviving Entity or any of its Subsidiaries taken after the Closing.

“Closing” has the meaning specified in Section 2.2.

“Closing Balance Sheet” has the meaning specified in Section 2.8(a).

“Closing Consideration” has the meaning specified in Section 2.4(a)(ii).

“Closing Date” has the meaning specified in Section 2.2.

“Closing Date Cash” means the Cash and Cash Equivalents of the Company Group as of 11:59 P.M., Pacific Standard Time, on the day immediately preceding the Closing Date.

“Closing Date Indebtedness” means the aggregate amount of all Indebtedness of the Company Group as of 11:59 P.M., Pacific Standard Time, on the day immediately preceding the Closing Date (other than any Indebtedness included in Holder Expenses).

“Closing Date Net Working Capital” means (a) current assets of the Company Group (excluding deferred Tax assets and Cash and Cash Equivalents) minus (b) current liabilities of the Company Group (including any deferred revenue), but excluding deferred Tax liabilities, any Taxes of the Company or any of its Subsidiaries from or related to sales in any State except New York, Pennsylvania, Massachusetts and Ohio, all Holder Expenses and all Indebtedness included in Closing Date Indebtedness), in each case as of 11:59 P.M., Pacific Standard Time, on the day immediately preceding the Closing Date.

“Closing Statement” has the meaning specified in Section 2.8(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble.

“Company Disclosure Schedule” has the meaning specified in Article III.

“Company Group” means the Company and each of its Subsidiaries.

“Company Indemnifying Parties” has the meaning specified in Section 10.2(a).

“Compliance Program” has the meaning specified in Section 3.27(d).

“Confidentiality Agreement” has the meaning specified in Section 11.13.

“Continuing Employee” means each employee of the Company who is employed immediately prior to the date of this Agreement and continues employment with Acquiror, the Surviving Entity or any Subsidiary or Affiliate of the Surviving Entity after the Effective Time.

“Contracts” means any written or oral contracts, agreements, subcontracts, leases, licenses, bonds, indentures, notes, commitments, arrangements or understandings.

“Cooley” has the meaning set forth in Section 11.7.

“Covered Materials” has the meaning specified in Section 11.6.

“D&O Tail Policy” has the meaning specified in Section 6.1(a).

“Data Room” means the Company’s data room (titled “Project WARRIOR Data Room”) hosted by box.com and maintained by First Analysis Securities Corporation.

“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall Schedule” attached hereto as Annex A, which shall be updated as necessary by the Company prior to the Closing.

“Effective Time” has the meaning specified in Section 2.1.

“Employee Option Consideration” means consideration payable in respect of Options granted to any holder who was an employee of the Company or any of its Subsidiaries for applicable employment tax purposes at the time the Option was granted.  For the avoidance of doubt, such consideration shall be Employee Option Consideration even if the holder ceased to be an employee for employment tax purposes prior to the vesting of such Option (including by reason of becoming a “partner” for U.S. federal income tax purposes).

“Employee Plans” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and all other compensation or benefit plans, programs, arrangements, or Contracts, other than currently-paid salary as compensation for services rendered, whether written or unwritten, other than offer letters entered into in the ordinary course of business consistent with past practices on the Company’s standard forms, including (a) retirement, welfare, severance, bonus, incentive, vacation, life, deferred compensation, profit-sharing, or other similar benefit plan, program, policy, arrangement or agreement; (b) stock options, stock appreciation rights, or other forms of equity-based compensation or benefits; and (c) employment or offer letters or agreements (except for offer letters or employment agreements, in either case, that are terminable at will, without cost or penalty, and do not provide for severance or change in control benefits), separation, termination, change of control or other similar material contract, arrangement or policy, which, in each case, is sponsored, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has or would reasonably be expected to incur any Liability or obligation, contingent or otherwise.

“Environmental Laws” means all applicable Laws concerning public or occupational health or safety, pollution, the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at any relevant time, is treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” has the meaning specified in Section 2.6(a)(iii).

“Escrow Agreement” has the meaning specified in Section 2.6(a)(iii).

“Escrow Fund Indemnification” means indemnification of Indemnified Parties for Losses pursuant to Section 10.2 out of the Indemnity Escrow Fund.

“Estimated Closing Balance Sheet” has the meaning specified in Section 2.7.

“Estimated Closing Date Cash” has the meaning specified in Section 2.7.

“Estimated Closing Date Indebtedness” has the meaning specified in Section 2.7.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.7.

“Estimated Closing Statement” has the meaning specified in Section 2.7.

“Estimated Holder Expenses” has the meaning specified in Section 2.7.

“Existing Operating Agreement” means that certain Third Amended and Restated Operating Agreement of the Company, dated as of September 15, 2016.

“Financial Statements” has the meaning specified in Section 3.8(b).

“Flow-Through Tax Return” means any income Tax Return filed by the Company or any of its Subsidiaries to the extent that (a) the Company or any of its Subsidiaries is treated as a pass-through entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Return are allocated to, and reflected on the Tax Returns of, one or more of the holders of Units (or the holders’ direct or indirect owners).

“Fraud” means the common Law fraud by a party to this Agreement with the intent to deceive or mislead the other party, that was material to the claiming party’s decision to enter into this Agreement and upon which the claiming party justifiably relied.

“Fundamental Representations” means representations and warranties of the Company in Section 3.1 (other than the last sentence thereof), Section 3.2, Section 3.3, Section 3.4 (with respect to conflicts with the articles of organization of the Company or the Existing Operating Agreement only), Section 3.6, Section 3.7, Section 3.16 and Section 3.22.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, or arbitrator or arbitral body of a competent jurisdiction.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, resolution or settlement agreement, determination or award entered by or with any Governmental Authority.

“Healthcare Laws” means all Laws applying to Persons involved in the provision or administration of, or the submission of claims for or the receipt of payment for, healthcare products or services by reason of the nature of their businesses and including:  (a) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § Section 1320a-7), the Exclusions Law (42 U.S.C. § 1320a-7a), the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347) and any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations, (b) Medicare (Title XVIII of the Social Security Act), the regulations and subregulatory guidance promulgated thereunder that has the force of Law, (c) Medicaid (Title XIX of the Social Security Act), including the regulations and subregulatory guidance promulgated thereunder that has the force of Law as well as comparable state Medicaid statutes and regulations, (d) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder, (e) quality and safety Laws relating to the regulation, storage, provision or administration of, or payment for, healthcare products or services, including prescription products and controlled substances, and (f) licensure Laws relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods, each of the foregoing clauses (a) through (f) as amended from time to time, and (g) any implementing regulations or program guidance of a Third Party Payor Program that has the force of Law.

“Holder Expenses” means the sum of (a) the fees and expenses arising from the provision of services prior to the Closing that have been incurred on or prior to the Closing Date and payable by any member of the Company Group in connection with the preparation, negotiation and execution of this Agreement and by any other Transaction Document and the consummation of the transactions contemplated hereby and thereby (including all such amounts referred to in Section 3.16), (b) the aggregate amount of any Change in Control Payments, (c) the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection with (i) any Change in Control Payment and (ii) any payment of Employee Option Consideration, (d) fifty percent (50%) of the fees set forth on, or contemplated by, Exhibit A to the Escrow Agreement), (e) one hundred percent (100%) of the fees and expenses of the D&O Tail Policy, (f) fifty percent (50%) of the fees and expenses of the Paying Agent solely in its capacity as such, and (g) fees, costs and expenses associated with obtaining any waivers, consents and approvals required in connection with the transactions contemplated by this Agreement.

“Holder Representative” has the meaning specified in the Preamble.

“Holder Representative Engagement Agreement” has the meaning specified in Section 9.2(c).

“Holder Representative Expense Fund” has the meaning specified in Section 9.2(d).

“Holder Representative Expenses” has the meaning specified in Section 9.2(c).

“Holder Representative Group” has the meaning specified in Section 9.2(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning specified in Section 3.18(f).

“Income Tax” means any federal, state, local, or foreign Tax measured by or imposed on net income or franchise tax imposed in lieu thereof.

“Indebtedness” of any Person as of any date means, without duplication, all liabilities and obligations of such Person and its Subsidiaries, together with accrued and unpaid interest thereon and any prepayment, premium or other penalties and any fees and expenses thereunder due upon repayment thereof, including any such amounts contingent upon or related to the Closing (a) for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (b) evidenced by bonds, debentures, notes, debt securities, loans, credit agreements, mortgages, or similar instruments for the payment of which such Person is responsible or liable; (c) as an account party in respect of letters of credit, letters of guaranty, bankers’ acceptances or similar credit or surety transactions; (d) with respect to leases required to be treated as capital leases under GAAP; (e) for the deferred purchase price of property, services, equity or other assets (excluding any accounts payable, accrued expenses and other similar liabilities incurred in the ordinary course of business and included as a current liability in the Closing Date Net Working Capital); (f) any obligation in respect of interest under any existing interest rate swap or hedge agreement; (g) all obligations under conditional sale or other title retention agreements relating to property acquired; (h) underfunded benefit plan liabilities; (i) all earn-out or contingent payment obligations incurred in connection with any acquisition (however structured); (j) any obligation owed to an Affiliate of a member of the Company Group, excluding any obligation under the Contracts described on Schedule 1.1(a); (k) payments to TruFocus Technology LLC in connection with the acquisition by the Company of Voiceport, LLC; and (l) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the items set forth in clauses (a) through (j).  For the avoidance of doubt, Indebtedness shall not include Taxes.

“Indemnified Parties” has the meaning specified in Section 10.2(a).

“Indemnified Person” has the meaning specified in Section 6.1(b).

“Indemnity Escrow Amount” means a cash amount equal to $750,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent on the Closing Date, together with all interest, dividends and other income earned with respect thereto, less amounts disbursed therefrom in accordance with this Agreement and the Escrow Agreement.

“Intended Tax Treatment” has the meaning specified in Section 7.3(e)(i).

“Interim Financial Statements” has the meaning specified in Section 3.8(b).

“Karmadata Agreement” means the Amended and Restated Data Warehouse Development, License and Support Agreement between the Company and karmadata, Inc., dated as of December 1, 2016.

“Key Option Holder” means a holder of Options to purchase Units of the Company representing at least one percent (1%) of the Company’s equity interests on a fully-diluted basis.

“Laws” means any federal, state, local or municipal law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, requirement, policy or guideline issued in writing, enacted, adopted or promulgated by or under the authority of any Governmental Authority, all common law and all Governmental Orders applicable to a Person and all other provisions having the force or effect of law issued by any Governmental Authority.

“Leased Real Property” means all leasehold, licenses, subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Company or any of its Subsidiaries, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

“Letter of Transmittal” has the meaning specified in Section 2.6(b).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, of whatever kind or nature, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Lien” means any mortgage, deed of trust, collateral security arrangement, pledge, title imperfection, title defect, hypothecation, conditional or installment sales agreement, charge, easement, encroachment, encumbrance, security interest or other lien, reservation or restriction of any kind.  For the avoidance of doubt, “Liens” shall not include non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Material Adverse Effect” means any event, condition, change, occurrence, development, effect, fact, or circumstance that, individually or in the aggregate with other events, conditions, changes, occurrences, developments, effects, facts, or circumstances, that (a) has had, or could reasonably be expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) that does, or would reasonably be expected to, prevent, or materially and adversely impair, delay or affect the ability of the Company to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Closing and the Merger); provided, however, that, except in each case to the extent such events, conditions, changes, occurrences, developments, effects, facts or circumstances result from (a) any change in economic or financial market conditions generally, (b) any acts of terrorism or war, (c) earthquakes, floods, natural disasters or other acts of nature, (d) any change generally affecting any of the industries in which the Company or its Subsidiaries operates, (e) changes, after the date hereof, in Law or GAAP, or (f) the compliance with the express terms of this Agreement or the taking of any action required by this Agreement; provided further that, the items (and the effects of the items) in clauses (a)-(f) shall be taken into account in determining whether a Material Adverse Effect exists or has occurred if such items have a disproportionate impact on the Company and its Subsidiaries taken as a whole relative to other participants in the industries in which the Company or its Subsidiaries operate.

“Merger” has the meaning specified in Section 2.1.

“Merger Consideration” has the meaning specified in Section 2.4(a)(ii).

“Merger Sub” has the meaning specified in the Preamble.

“Non-Employee Option Consideration” means consideration payable in respect of Options that is not Employee Option Consideration.

“NRS” means the Nevada Revised Statute, as amended from time to time.

“Off-the-Shelf Licenses” has the meaning specified in Section 3.19(a)(ii).

“Option Cancellation Agreement” means the option cancellation agreement in the form attached hereto as Annex E.

“Options” means any contract, agreement or other legally enforceable promise, whether written or oral, of any Person to acquire Units in exchange for an exercise price, whether pursuant to the 2012 Unit Option Plan or otherwise.

“Ordinary Commercial Agreement” has the meaning specified in Section 3.15(h).

“Partnership Representative” has the meaning specified in Section 7.3(a)(i).

“Partnership Representative Expenses” has the meaning specified in Section 7.3(j).

“Paying Agent” has the meaning specified in Section 2.6(a)(i).

“Payoff Letters” has the meaning specified in Section 8.1(l).

“Permits” has the meaning specified in Section 3.17.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens for labor, materials or supplies provided with respect to Leased Real Property incurred in the ordinary course of business for amounts which are not due and payable and which would not materially impair the business conducted thereon; (b) Liens for (i) current Taxes not yet due and delinquent or (ii) Taxes which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) easements, covenants, conditions, restrictions and other similar matters of record affecting title to any Leased Real Property which do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon; (d) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; and (e) Liens set forth on Schedule 1.1(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, unlimited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.

“Pre-Closing Flow-Through Tax Returns” has the meaning specified in Section 7.3(a)(i).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or prior to the Closing Date.

“Principal Customers” has the meaning specified in Section 3.24.

“Pro-Rata Portion” means, with respect to any holder of Units, the fraction having: (i) a numerator equal to the number of Units held by such Person immediately prior to the Closing Date; and (ii) a denominator equal to the aggregate number of Units issued and outstanding immediately prior to the Closing Date.

“Purchase Price Allocation” has the meaning specified in Section 7.3(e)(iii).

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy and related binder agreement to be issued to Acquiror at Closing.

“Real Property Laws” has the meaning specified in Section 3.18(g).

“Real Property Leases” has the meaning specified in Section 3.18(b).

“Related Party” means (a) each individual who is an officer, director or manager of the Company or any of its Subsidiaries; (b) each holder of Units who owns of record in excess of five percent of the outstanding membership interests of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses (a) and (b) above; and (d) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Rep Survival Date” has the meaning specified in Section 10.1(a).

“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.

“Revised Partnership Audit Procedures” means Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114 74, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof.

“Sales Tax Adjustment” means $500,000.

“Sales Tax Liabilities” means any Losses arising from or as a result of Taxes of the Company or any of its Subsidiaries arising from or related to sales in Arizona, Indiana, Texas and Washington.

“Straddle Period” has the meaning specified in Section 7.3(i).

“Subsidiary” means, with respect to any Person, any other Person of which 50% or more of the voting power of the equity securities or equity interests (or equivalent) sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there is no such voting power, 50% or more of the equity securities or equity interests (or equivalent)) is owned, directly or indirectly, by such Person.

“Surviving Entity” has the meaning specified in Section 2.1.

“Target Closing Date Net Working Capital” means $(4,757,877.26).

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. income, profits, gross receipts, alternative minimum, ad valorem, value added, sales, use, goods and services, property, personal property (tangible and intangible), escheat or unclaimed property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, health, workers’ compensation, payroll, employment, employment insurance, health insurance, social or governmental contributions or premiums, excess profits, occupational, windfall profit, severance, or other taxes imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations including by application of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law; (b) being or having been a party to any tax sharing agreement (other than an Ordinary Commercial Agreement); and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person (other than by reason of an Ordinary Commercial Agreement) to pay the foregoing amounts.

“Tax Contest” has the meaning specified in Section 7.3(d)(i).

“Tax Returns” means any return, declaration, report, claim for refund or credit, or information return or statement relating to Taxes, and any schedule or attachment thereto and any amendment thereto.

“Third Party Payor Agreements” has the meaning specified in Section 3.27(e).

“Third Party Payor Programs” means all third party payor programs, including Medicare, Medicaid, TRICARE and any other federal or state health care programs, as well as managed care plans or other private insurance program or administered self-funded employer or union plans.

“Transaction Deductions” means, without duplication and to the extent permitted by applicable Law, all items of loss or deduction for applicable income Tax purposes resulting from or attributable to: (a) the Employee Option Consideration and Non-Employee Option Consideration, (b) liabilities included in Closing Date Net Working Capital or Closing Date Indebtedness taken into account in the calculation of the Closing Consideration as finally determined pursuant to Section 2.8 (together with the write off of any amortization of any deferred financing associated therewith), or (c) Holder Expenses taken into account in the calculation of the Closing Consideration as finally determined pursuant to Section 2.8; provided, however, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) with respect to the transactions contemplated by this Agreement, the portion of such fee that will be treated as a “Transaction Deduction” shall not exceed the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Voting and Support Agreements, the Option Cancellation Agreements and any and all other agreements and certificates delivered by any party hereto pursuant to the terms of this Agreement.

“Transfer Taxes” has the meaning specified in Section 7.3(f).

“Transferors” has the meaning specified in Section 11.7

“Units” has the meaning specified in Section 3.6(a).

“Voting and Support Agreement” means each Voting and Support Agreement executed by a holder of Units and delivered to Acquiror substantially concurrently with the execution of this Agreement, substantially in the form attached hereto as Annex D.

“WARN Act” has the meaning specified in Section 3.14(g).

“Working Capital Escrow Amount” means $500,000.

“Working Capital Escrow Fund” means the Working Capital Escrow Amount deposited with the Escrow Agent on the Closing Date, together with all interest, dividends and other income earned with respect thereto, less amounts disbursed therefrom in accordance with this Agreement and the Escrow Agreement.

1.2                               Knowledge.  As used herein, the phrase “to the knowledge” (or phrases of similar import) of any Person shall mean the actual knowledge, after due inquiry, of, in the case of the Company, those individuals listed on Schedule 1.2, and in the case of all other Persons, such Person’s executive officers.

ARTICLE II
THE MERGER

2.1                               Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) and the separate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving entity in the Merger (hereinafter referred to for the periods on and after the Effective Time as the “Surviving Entity”), and the separate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as provided in Section 2.3.  The Merger shall have the effects set forth in this Agreement and the NRS.  On the Closing Date, Merger Sub and the Company shall cause Articles of Merger between Merger Sub and the Company (the “Articles of Merger”) to be executed and filed with the Secretary of State of Nevada as provided in Section 92A.180 of the NRS.  Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Entity, and all restrictions, obligations, duties, debts and liabilities of the Merger Sub and the Company shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Entity.  For purposes of this Agreement, the “Effective Time” shall mean the later of, (a) the time at which the Articles of Merger has been duly filed in the office of the Secretary of State of Nevada and has become effective in accordance with the NRS, or (b) at such later time as may be agreed by the parties in writing and specified in the Articles of Merger.

2.2                               Closing.  The closing for the Merger (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 10:00 A.M. Pacific Standard Time on the date hereof, or such other time as Acquiror and the Company may mutually agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Closing shall be deemed to have occurred at 12:01 A.M., Pacific Standard Time, on the Closing Date.

2.3                               Articles of Organization and Operating Agreement of the Surviving Entity; Officers and Managers of the Surviving Entity.  At the Effective Time, (a) the articles of organization of the Surviving Entity shall be the articles of organization of the Company as in effect immediately prior to the Effective Time, and the operating agreement of the Surviving Entity shall be the operating agreement of Merger Sub immediately prior to the Effective Time, in each case until thereafter amended as provided therein and under the NRS; and (b) the officers and managers of the Surviving Entity shall be the officers and managers of Merger Sub immediately prior to the Effective Time.

2.4                               Conversion of Units.

(a)                                 At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(i)                                     all of the Units outstanding and held by the Company shall be cancelled for no consideration and shall cease to exist;

(ii)                                  all of the Units that are outstanding shall thereupon be cancelled and shall cease to exist and shall be converted into and become the right to receive a portion of the Closing Consideration, as allocated pursuant to Section 2.4(b), and an additional payment, if any, pursuant to Section 2.8(d), Section 9.2(d) and Section 10.8 (the Closing Consideration, together with additional payments, if any, the “Merger Consideration”).  “Closing Consideration” shall mean an amount, subject to adjustment pursuant to Section 2.8(d), equal to, in each case, without duplication, $150,000,000 plus (A) the aggregate exercise price of all Options outstanding immediately prior to the Effective Time, plus (B) the amount equal to the Estimated Closing Date Net Working Capital minus the Target Closing Date Net Working Capital (which difference may be positive or negative) less (C) the Estimated Closing Date Indebtedness plus (D) the Estimated Closing Date Cash, less $1,000,000 (the “Adjusted Estimated Closing Date Cash”), less (E) the Indemnity Escrow Fund less (F) the Working Capital Escrow Fund less (G) the amount of the Holder Representative Expense Fund less (H) the Estimated Holder Expenses less (I) the Sales Tax Adjustment; and

(iii)                               each certificate held by a holder formerly representing any Units (if certificated) shall thereafter represent only the right to receive payment in accordance with Section 2.4(b), Section 2.8(d), Section 9.2(d) and Section 10.8, if applicable.

(b)                                 The Closing Consideration shall be allocated so that each holder of Units outstanding as of the Effective Time shall be entitled to receive, in full settlement of such Units, a portion of the Closing Consideration in accordance with the Distribution Waterfall.

(c)                                  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, the membership interests of Merger Sub shall be converted into membership units of the Surviving Entity.

2.5                               Options.  At the Effective Time, each Option held immediately prior to the Effective Time shall be cancelled as of the Effective Time and each holder thereof shall cease to have any rights under or with respect thereto, except for the right to receive a portion of the Closing Consideration less the exercise price of such Option in accordance with the Distribution Waterfall.  The portion of the Closing Consideration payable to each holder of Options shall be made by the Surviving Entity (through its payroll in the case of Employee Option Consideration (as reduced to fulfill applicable Tax withholdings in accordance with Section 2.10) and the Paying Agent in the case of Non-Employee Option Consideration) to the applicable holder promptly following the Effective Time (and no later than the later of (x) five (5) Business Days following the Effective Time and (y) the first end of a regularly scheduled payroll period of the Surviving Entity following the Effective Time).

2.6                               Payment and Exchange.

(a)                                 Subject to the terms and conditions of this Agreement, at the Closing, Acquiror shall pay, or cause to be paid, the following payments, by wire transfer of immediately available funds:

(i)                                     the portion of the Closing Consideration that is payable in respect of Units pursuant to Section 2.4(b) and the portion of the Closing Consideration that is Non-Employee Option Consideration payable pursuant to Section 2.5 by wire transfer of immediately available funds to Wilmington Trust, National Association (in its capacity as such, the “Paying Agent”) in accordance with the Distribution Waterfall;

(ii)                                  the portion of the Closing Consideration that is Employee Option Consideration payable pursuant to Section 2.5 by wire transfer of immediately available funds to the Surviving Entity in accordance with the Distribution Waterfall;

(iii)                               the Indemnity Escrow Fund and Working Capital Escrow Fund which shall be held in trust in a separate account to Wilmington Trust, National Association, as escrow agent (in its capacity as such, the “Escrow Agent”) (the Indemnity Escrow Fund and Working Capital Escrow Fund to be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex B (the “Escrow Agreement”));

(iv)                              the Holder Representative Expense Fund to an account designated by the Holder Representative in accordance with Section 9.2(d) and set forth on the Distribution Waterfall;

(v)                                 on behalf of the Company, an aggregate amount equal to the Estimated Closing Date Indebtedness, to the Persons entitled thereto identified on the Distribution Waterfall and in accordance with the wire instructions set forth on the Distribution Waterfall; provided, that solely for purposes of this Section 2.06(a)(v), Estimated Closing Date Indebtedness shall exclude those items set forth in subsection (k) of the definition of Indebtedness; and

(vi)                              on behalf of the Company, the Estimated Holder Expenses, to the Persons entitled thereto identified on the Distribution Waterfall and in accordance with wire instructions set forth on the Distribution Waterfall, except to the extent such Holder Expense is payable to an employee of the Company, in which event such payment shall be paid in the next regularly scheduled payroll period of the Surviving Entity following the Effective Time.

(b)                                 After the Effective Time, each holder of Units who delivers to the Paying Agent a completed and duly executed letter of transmittal in the form attached hereto as Annex C (a “Letter of Transmittal”) and such other documents required pursuant to the Letter of Transmittal in accordance with Section 2.9 shall be entitled to receive, in exchange therefor, from the Paying Agent, such portion of the Closing Consideration pursuant to Section 2.4(b) into which such holder’s Units shall have been converted as a result of the Merger.  All Closing Consideration paid upon the delivery of a Letter of Transmittal to the Paying Agent in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Units to which such Letter of Transmittal relates.

2.7                               Estimated Adjustment Amount.  At least three Business Days prior to the Closing Date, the Company shall deliver to Acquiror an unaudited consolidated balance sheet of the Company Group (the “Estimated Closing Balance Sheet”) and an estimated closing statement (the “Estimated Closing Statement”) setting forth its good faith estimate of (a) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (b) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (c) the Holder Expenses (the “Estimated Holder Expenses”), (d) the Closing Date Cash (the “Estimated Closing Date Cash”) and (e) the Closing Consideration calculated based on the items in the foregoing clauses (a) through (d).  The Estimated Closing Balance Sheet and the Estimated Closing Statement shall be prepared in accordance with the Calculation Principles.

2.8                               Adjustment Amount.

(a)                                 As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Acquiror shall prepare and deliver to the Holder Representative an unaudited consolidated balance sheet of the Company Group (the “Closing Balance Sheet”) as of 11:59 P.M., Pacific Standard Time, on the day immediately preceding the Closing Date (the “Closing Statement”) setting forth (i) the Closing Date Net Working Capital, (ii) the Closing Date Indebtedness, (iii)  the Holder Expenses, (iv) the Adjusted Closing Date Cash, and (v) the Closing Consideration calculated based on the items in the foregoing clauses (i) through (iv).  The Closing Balance Sheet, the Closing Statement, including the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses and the Adjusted Closing Date Cash shall be prepared in accordance with the Calculation Principles.  The parties agree that the purpose of preparing the Closing Balance Sheet and the Closing Statement, including the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses and the Adjusted Closing Date Cash and the related purchase price adjustment contemplated by this Section 2.8(a) is to measure the amount of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses and the Adjusted Closing Date Cash.  Acquiror shall (i) permit the Holder Representative and its Representatives to have reasonable access to the books and records and working papers pertaining to or used in connection with the preparation of the Closing Statement and Acquiror’s calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses and the Adjusted Closing Date Cash and (ii) provide the Holder Representative reasonable access to Acquiror’s and the Surviving Entity’s employees and accountants as reasonably requested by the Holder Representative in connection with its review of the Closing Statement (subject to customary access agreements as may be required by such auditors); provided, that, such access will be in a manner that does not interfere with the normal business operations of Acquiror or the Surviving Entity.

(b)                                 If the Holder Representative shall disagree with the calculation pursuant to Section 2.8(a) of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses or the Adjusted Closing Date Cash, it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (and providing all supporting documentation reasonably necessary for Acquiror to evaluate such disagreement), within thirty (30) days after its receipt of the Closing Statement.  In the event that the Holder Representative does not provide such a notice of disagreement within such thirty (30) day period, the Holder Representative shall be deemed to have accepted the Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses, the Adjusted Closing Date Cash and the calculation of Closing Consideration based thereon delivered by Acquiror, which shall be final, binding and conclusive on all parties (and any other Person) for all purposes hereunder.  In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Holder Expenses and the Adjusted Closing Date Cash; provided, however, that any such calculation not specifically objected to by the Holder Representative in such notice of disagreement shall be deemed acceptable and shall be final and binding on the parties (and any other Person) upon delivery of such notice of disagreement.  If, at the end of such period, they are unable to resolve such disagreements, then BDO USA LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative) (the “Auditor”) shall resolve any remaining disagreements, it being understood that the Auditor shall be functioning as an expert and not as an arbitrator and shall not have any authority to interpret any provision of this Agreement.  The Auditor shall be directed to, within thirty (30) calendar days after such submission, determine and report to Acquiror and the Holder Representative upon the remaining disputed amounts with respect to the Closing Statement, and such report shall be final, binding and conclusive on the parties hereto (and any other Person) and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof.  The Auditor shall be authorized to resolve only those items remaining in dispute between Acquiror and the Holder Representative, and such resolution shall be based solely on the materials submitted by Acquiror and Holder Representative and not on independent review, and the Auditor (i) shall make no other determination and (ii) may not assign a value greater than the greatest positive or negative adjustment requested by a party.  The fees and expenses of the Auditor shall be paid by Acquiror and the Holder Representative (on behalf of the holders of Units) in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the Auditor) bears to the total amount of the disputed items.

(c)                                  The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness, plus (iii) the Estimated Holder Expenses minus the Holder Expenses, plus (iv) the Adjusted Closing Date Cash minus the Adjusted Estimated Closing Date Cash.

(d)                                 Within three (3) Business Days following the final determination of the Adjustment Amount in accordance with Section 2.8(b) hereof, Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Working Capital Escrow Fund as follows:

(i)                                     if the Adjustment Amount is a positive number (A) the Escrow Agent shall pay to the Paying Agent, for the account of the former holders of Units (and, for the avoidance of doubt, other than any Units held by the Company or by Acquiror, directly or indirectly, as of the Effective Time) the Working Capital Escrow Fund in accordance with the Distribution Waterfall, and (B) Acquiror shall pay to the Paying Agent, for the accounts of the former holders of Units (and, for the avoidance of doubt, other than any Units held by the Company or by Acquiror, directly or indirectly, as of the Effective Time), cash in an amount equal to the Adjustment Amount (as finally determined); and

(ii)                                  if the Adjustment Amount is a negative number, (A) the Escrow Agent shall pay to Acquiror out of the Working Capital Escrow Fund an amount equal to the absolute value of the Adjustment Amount (not to exceed the Working Capital Escrow Fund), and (B) if the absolute value of the Adjustment Amount is less than an amount equal to the Working Capital Escrow Fund, the Escrow Agent shall pay to the Paying Agent for the accounts of the former holders of Units the balance of the Working Capital Escrow Fund in accordance with the Distribution Waterfall.

2.9                               Paying Agent.

(a)                                 As soon as practicable after the Closing Date, the Paying Agent shall mail (i) a Letter of Transmittal and Voting and Support Agreement to every holder of record of outstanding Units and (ii) a Letter of Transmittal and Option Cancellation Agreement to every holder of Options entitled to Non-Employee Option Consideration.  Promptly after delivery to the Paying Agent of (A) a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, including a properly completed and duly executed Voting and Support Agreement, a holder of record of outstanding Units shall be entitled to receive a check or wire transfer representing the cash amounts that such holder has the right to receive pursuant to Section 2.4(b), and (B) a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, including a properly completed and duly executed Option Cancellation Agreement, a holder of Options entitled to Non-Employee Option Consideration shall be entitled to receive the Non-Employee Option Consideration in accordance with the terms hereof.

(b)                                 Promptly following the date which is twelve (12) months after the Closing Date, Acquiror shall instruct the Paying Agent to deliver to Acquiror by wire transfer of immediately available funds to an account or accounts specified by Acquiror the undistributed portion of the Closing Consideration (including any interest or other income resulting from the investment of the Closing Consideration), Letters of Transmittal, Voting and Support Agreements, Option Cancellation Agreements and other documents in its possession relating to the transactions contemplated hereby.  Thereafter, each former holder of Units and former holder of Options entitled to Non-Employee Option Consideration who has not delivered a Letter of Transmittal, Voting and Support Agreement and Option Cancellation Agreement, as applicable, may deliver such Letter of Transmittal, Voting and Support Agreement and Option Cancellation Agreement to Acquiror and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Closing Consideration deliverable in respect thereof as determined in accordance with this Article II without any interest thereon.  None of Acquiror, Merger Sub, the Company, the Surviving Entity or the Paying Agent shall be liable to any Person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.10                        Withholding Rights.  Notwithstanding anything else in this Agreement or any other document to the contrary, each of Acquiror, the Surviving Entity, Paying Agent, Escrow Agent or any other applicable payor (the “Withholding Agents”) shall be entitled to deduct and withhold any required Taxes from any payments to be made hereunder, which Taxes are required to be deducted or withheld with respect to the making of any such payment under applicable Law.  To the extent that amounts are so withheld by any Withholding Agent, such withheld amounts (a) shall be remitted by the Withholding Agent to the applicable Governmental Authority, and (b) to the extent such withheld amount has been so duly remitted, shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by the Withholding Agent.

2.11                        Additional Actions.  If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances are required by applicable Law or any other acts are necessary (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, title to and possession of any property or right of either of the Company or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of the Company or Merger Sub and their officers and directors shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances required by applicable Law and do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Entity and otherwise to carry out the purposes of this Agreement, and the officers and managers of the Surviving Entity are fully authorized in the name of either the Company or Merger Sub to take any and all such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub as of the date hereof as follows, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Acquiror and Merger Sub dated as of the date hereof (together with each Schedule identified in this Article III, the “Company Disclosure Schedule”):

3.1                               Organization of the Company.  The Company has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Nevada and has the power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted.  The copies of the Company’s articles of organization and the Existing Operating Agreement previously made available by the Company to Acquiror are true, correct and complete.  The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership, leasing or operation of its assets or properties or conduct of its business is such as to require it to be so licensed or qualified, except, in each case, where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect.  Schedule 3.1 contains a true and complete list of (i) the jurisdictions in which the Company is qualified to conduct business and (ii) all countries in which the Company conducts business.

3.2                               Subsidiaries.  Schedule 3.2 attached hereto contains a true and complete list of the Subsidiaries of the Company, with respect to each such Subsidiary, the jurisdiction or formation or incorporation, the jurisdictions in which each such Subsidiary is qualified to do business, the authorized and outstanding equity interests of such Subsidiary and the owner(s) of such outstanding equity interests.  Such Subsidiaries have been duly formed or organized and are validly existing under the Laws of their state of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted.  The Company has provided to Acquiror true, correct and complete copies of the organizational documents of its Subsidiaries.  Each such Subsidiary is duly licensed or qualified and in good standing as a foreign entity (or other entity, if applicable) in each jurisdiction in which its ownership, leasing or operation of assets or properties or conduct of its business is such as to require it to be so licensed or qualified, except, in each case, where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect.

3.3                               Due Authorization.  The Company has all requisite company power and authority to execute and deliver this Agreement and any other Transaction Document to which it is, or is specified to be, a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement, and any other Transaction Document to which it is, or specified to be, a party, and the consummation of the transactions contemplated hereby and thereby by the Company have been duly and validly authorized and approved by the Board of Managers and the holders of Units, and no other proceeding on the part of the Company is necessary to authorize this Agreement, the other Transaction Documents to which it is, or is specified to be, a party, or the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by the Company, and will, subject to the terms and conditions hereof, and, at or prior to the Closing, will, subject to the terms and conditions hereof, duly execute and deliver each other Transaction Document to which it is specified to be a party, and this Agreement constitutes, and each other Transaction Document to which the Company is specified to be a party upon execution thereof will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.4                               No Conflict.  The execution and delivery by the Company of this Agreement or any other Transaction Document to which it is, or is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby (a) do not and will not conflict with, violate any provision of, or result in the breach of the articles of organization, Existing Operating Agreement or other organizational documents of the Company or any of its Subsidiaries, (b) do not and will not conflict with or violate any provision of any applicable Laws in any material respects, and (c) do not and will not conflict with, violate any provision of, result in the breach of, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Material Contract, or any Governmental Order applicable to any of them, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which (with or without notice or lapse of time or both) would result in any such conflict, violation, breach, acceleration, termination or creation of a Lien.

3.5                               Governmental Approvals; Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Secretary of State of the State of Nevada.

3.6                               Capitalization of the Company.

(a)                                 The authorized membership interests of the Company consist solely of (i) 18,000,000 Class A Units and (ii) 6,646,796 Class B Units, 3,885,248 of which are designated Class B-1 Units, 1,621,557 of which are designated as Class B-2 Units and 1,139,991 of which are designated as Class B-3 Units (each a “Unit” and, collectively, the “Units”).  As of the date of this Agreement, there are 8,709,913 Class A Units, 3,274,341 Class B-1 Units, 1,621,557 Class B-2 Units and 1,139,991 Class B-3 Units issued and outstanding.  All of the issued and outstanding Units have been duly authorized and validly issued and are fully paid and nonassessable and are held beneficially and of record by the Persons and in the amounts listed on Schedule 3.6(a), are to the knowledge of the Company free and clear of any Liens other than Liens created by blue sky or securities laws, and, are not subject to any Contract to which the Company is a party that has a purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Units may vote.  All of the issued and outstanding membership interests of the Company were not offered, issued or granted in violation of any Law or the preemptive or similar right of any Person or any Contract to which the Company is a party or by which it is bound.

(b)                                 Schedule 3.6(b) sets forth a true, correct and complete list, as of the date of this Agreement, of all (i) outstanding Options and other rights to purchase or receive Units granted under the 2012 Unit Option Plan, any sub-plan thereto or otherwise, and, for each such Option and other right, as applicable, the grantee, the date of the grant, the number and series of membership interests subject to the Option, and the vesting schedule with respect thereto.  As of the date of this Agreement, the Company has reserved 2,708,705 Units for issuance under the 2012 Unit Option Plan, of which 673,913 Units have been exercised and 1,866,112 Units have been issued and are currently outstanding.  Except as set forth in Schedule 3.6(b), the Company has not granted or authorized any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Units or any other securities of, or equity interests in, the Company, and there are no other Contracts to which the Company is a party (i) for the issuance or sale of additional Units or other equity interests in the Company, or for the repurchase or redemption of Units or other equity interests in the Company; (ii) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold any security convertible or exercisable for or exchangeable into any membership interests of or other equity interest in, the Company; or (iii) obligating the Company to issue, grant, extend or enter into any such option, warrant, right, security, commitment, Contract or agreement.  Other than the Existing Operating Agreement and 2012 Unit Option Plan, there are no Contracts to which the Company is a party of any kind that may obligate the Company to issue, purchase, redeem or otherwise acquire any of its Units or other equity-linked securities.  No equity interests in the Company are held in treasury by the Company and there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company.

(c)                                  No holder of Units is entitled to receive any amount in connection with the Merger with respect to any equity interests of the Company held by it that is different from or additional to the amounts of the consideration be received by it as set forth in the Distribution Waterfall.  No Person other than the holders of Units and Options listed in the Distribution Waterfall, is entitled to receive any payment or property in connection with the Merger in respect of any equity interest of the Company.

3.7                               Capitalization of Company’s Subsidiaries.  The outstanding equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.  The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens and Liens created by blue sky or securities laws, and all such outstanding equity interests of such Subsidiaries are not subject to or issued in violation of any Contract to which the Company or its Subsidiaries is a party that has a purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law applicable to such interests, such Subsidiary’s organizational documents, or any Contract to which the Company or any of its Subsidiaries is a party or to which any of its properties or assets is otherwise bound.  No Subsidiary of the Company has granted or authorized any outstanding options, warrants, rights or other securities exercisable or exchangeable for any equity interests of such Subsidiaries, any other commitments or agreements providing for the issuance of additional equity interests, the sale of treasury shares, or the repurchase or redemption of such Subsidiaries’ equity interests or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests.  Except for its interests in its wholly owned Subsidiaries and except for the equity interests set forth in Schedule 3.7, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or equity-linked interest, or other ownership interests in any Person.

3.8                               Financial Statements.

(a)                                 The Company has provided Acquiror the audited consolidated balance sheets of the Company Group as of December 31, 2016 and December 31, 2017 and related statements of operations, cash flows and changes in members’ equity for each of the twelve month periods then ended (the “Audited Financial Statements”).

(b)                                 The Company has provided Acquiror the unaudited consolidated balance sheets as of, and statements of operations, cash flows and changes in members’ equity of the Company Group for the twelve month period ended December 31, 2018 and interim consolidated balance sheets and cash flows as of the one-month period ended January 31, 2019 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(c)                                  Each of the Financial Statements (i) is correct and complete in all material respects, (ii) has been prepared from the books and records of the Company Group in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (iii) presents fairly in all material respects the consolidated financial position, results of operations, cash flows and members’ equity of the Company Group at and as of the dates and for the periods stated in such Financial Statements, except that the Interim Financial Statements (A) may not contain all footnotes required by GAAP and (B) may be subject to normal year-end audit adjustments.  No financial statements of any Person other than the Company or its Subsidiaries are required by GAAP to be included in the financial statements of the Company.

3.9                               Undisclosed Liabilities.  Except as set forth in Schedule 3.9, no member of the Company Group has any Liability of any nature, contingent or otherwise, and whether due or to become due against the Company or its Subsidiaries that would be required by GAAP to be set forth on the balance sheets of the Company and its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on the Interim Financial Statements or disclosed in the notes thereto, (ii) that have arisen since January 31, 2019 in the ordinary course of the operation of business of the Company and its Subsidiaries or (iii) that do not, individually or in the aggregate exceed $10,000.

3.10                        Litigation and Proceedings.  Except as set forth in Schedule 3.10, there are no, and for the past five (5) years, there have been no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries, or their respective officers, directors, agents or employees (in each case, in their capacity as such).  To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Action.  Neither the Company nor any of its Subsidiaries has received any notification of, and to the Company’s knowledge, there is no, investigation by any Governmental Authority involving the Company or any of its Subsidiaries, or any of their respective assets.  There is no unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries.

3.11                        Legal Compliance.  Except with respect to matters set forth in Schedule 3.11, (a) the Company and its Subsidiaries are currently and at all times have been in material compliance with all Laws (excluding Healthcare Laws), (b) no investigation or review by any Governmental Authority is pending or threatened in writing, or, to the knowledge of the Company, otherwise threatened against the Company or its Subsidiaries, except for regular inspections in the ordinary course of business and (c) there is no Governmental Order binding upon the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in material compliance with any such applicable Law (excluding Healthcare Laws), Governmental Order or Action.

3.12                        Contracts; No Defaults.

(a)                                 Schedule  3.12(a) contains a listing of all Contracts (other than any Contract that is an Employee Plan or a Real Property Lease) described in clauses (i) through (xiv) below to which the Company or any of its Subsidiaries is bound as of the date hereof (collectively, the “Material Contracts”).  True, correct and complete copies of Contracts referred to in clauses (i) through (xiv) below have been delivered to or made available to Acquiror.

(i)                                     for the purchase of materials, supplies, goods, services, equipment or other assets which involves or is expected to involve annual payments by the Company or any of its Subsidiaries of $25,000 or more in any twelve (12) month period;

(ii)                                  for the sale or license by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, which involves or is expected to involve a specified annual minimum dollar sales or license amount by the Company or any of its Subsidiaries of $25,000 or more in any twelve (12) month period;

(iii)                               any Contract concerning a partnership or joint venture or similar arrangement that is currently in place;

(iv)                              any collective bargaining agreement or other Contract with a labor organization relating to employees of the Company or any of its Subsidiaries;

(v)                                 any Contract relating to the acquisition or disposition of any business or assets outside of the ordinary course of business (whether by merger, sale/purchase of stock, sale/purchase of substantial assets or otherwise);

(vi)                              any Contract pursuant to which the Company or any of its Subsidiaries incurred a continuing obligation to pay amounts in respect of indemnification obligations outside the ordinary course of business;

(vii)                           that is a note, debenture, bond, equipment trust, letter of credit, capital lease obligation, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or otherwise pertaining to Indebtedness or that is a Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(viii)                        that restrains the ability of the Company or any of its Subsidiaries to engage or compete in any manner or in any business, or, to the Company’s knowledge, that restrains the ability of any employee of the Company or any of its Subsidiaries to work or do business in any industry, at or with a competitor or in any geographic region other than any agreements between such employee and the Company or any of its Subsidiaries;

(ix)                              each Contract pursuant to which (A) the Company or any of its Subsidiaries grants to a third Person a license to any Company-Owned Intellectual Property (other than non-exclusive licenses granted to customers or end users of the Company Products in the ordinary course of business pursuant to the Company’s form of license agreements which have been provided to Acquiror) or (B) a third Person grants to the Company or any of its Subsidiaries a license to use any Intellectual Property in a Company Product or material to its business (other than Off-the-Shelf Licenses);

(x)                                 any settlement, conciliation, or similar agreement with any Governmental Authority or Person, in each case pursuant to which the Company or any of its Subsidiaries is obligated to pay any consideration after the date of this Agreement;

(xi)                              any Contract for the employment or engagement of any person on a full-time, part-time, consulting or other basis and providing for annual compensation in excess of $100,000;

(xii)                           any Contract involving capital expenditures by the Company or any of its Subsidiaries in excess of $100,000;

(xiii)                        any hedging, swap, forward, future, interest rate, commodity or currency exchange agreement or similar hedging or derivative instrument; and

(xiv)                       that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions.

(b)                                 All Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto.  (A) Neither the Company nor any of its Subsidiaries party thereto is in breach of or default under any Material Contract, (B) to the Company’s knowledge, no other party to any Material Contract is in breach of or default under, any such Contract, (C) neither the Company nor any of its Subsidiaries have received any claim or notice of a breach of or default under any Material Contract and (D) to the knowledge of the Company, no event has occurred which individually or together with other events, could reasonably be expected to result in a breach of or a default under any Material Contract (in each case, with or without notice or lapse of time or both).

3.13                        Employee Benefit Plans.

(a)                                 Schedule 3.13(a) contains a correct and complete list of each Employee Plan.  Correct and complete copies of the following documents, with respect to each of the Employee Plans, if applicable, have been made available to Acquiror: (i) most recent plan and related trust documents, and amendments thereto; (ii) the most recent Form 5500; (iii) the most recent actuarial report; (iv) summary plan descriptions and summaries of material modifications that have been distributed to such Employee Plan participants in the past year; (v) the most recent determination or opinion letter issued by the Internal Revenue Service, including any other notices that were issued by any Governmental Authority; (vi) all material insurance or annuity contracts or other funding instruments; and (vii) all employee manuals or handbooks containing personnel or employee relations policies.

(b)                                 No Employee Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever had any liability or obligation (contingent or otherwise) with respect to, a: (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA) or (iii) plan subject to Section 302 or Title IV of ERISA or Section 412 or Code. None of the Employee Plans is a multiple employer plan and neither the Company or its Subsidiaries has participated in or been obligated to contribute to a multiple employer plan.

(c)                                  No Employee Plan provides retiree or post-termination health or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code or other similar law).

(d)                                 Each Employee Plan has been established, maintained, funded and administered in all material respects with the terms thereof and the applicable requirements of ERISA, the Code and any other applicable Laws.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a preapproved plan which is the subject of a favorable opinion or advisory letter from the Internal Revenue Service and nothing has occurred with respect to the design or operation of any such Employee Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty, or Tax under ERISA or the Code or any other applicable Law.  Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium or benefit payments) that are due have been made within the time periods prescribed by the terms of each Employee Plan, ERISA, the Code and other applicable Law.  All reports and other documents required to be filed with any Governmental Authority or distributed to Employee Plan participants or beneficiaries (including summary plan descriptions, annual reports, summary annual reports, actuarial reports, audits, or Tax Returns) have been filed or distributed.

(e)                                  Other than claims for benefits in the ordinary course and appeals thereof, there are no actual or, to the knowledge of the Company, threatened claims, audits, investigations, litigation, actions, hearings or other proceedings involving any Employee Plan.  No “non-exempt prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred in connection with any Employee Plan or breach of any fiduciary duty described in Section 404 of ERISA that could reasonably be expected to result in any Liability for the Company or its Subsidiaries.

(f)                                   With respect to any Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (i) each such plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction in all material respects, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code, (iii) any Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, in each case, in all material respects.  Each of the Employee Plans is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, in each case, in all material respects.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or contractor of the Company or any of its Subsidiaries or with respect to any Employee Plan; (ii) increase any benefits or compensation otherwise payable under any Employee Plan; or (iii) result in the acceleration of the time of payment or vesting or the funding of any such compensation or benefits.  No payments or benefits under any Employee Plan or Contract will be considered “excess parachute payments” under Section 280G of the Code.  Neither the Company nor its Subsidiaries has any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise Tax imposed under Section 4999 of the Code.

(h)                                 Except as set forth on Schedule 3.13(h), no Employee Plan or Contract is a deferred compensation plan subject to the requirements of Section 409A of the Code.  Any deferred compensation plan has been maintained and operated in accordance with the requirements of Section 409A of the Code.  Each Option has been granted with an exercise price equal to or above the fair market value of a Unit on the date of grant of the respective Option, determined in a manner not inconsistent with Section 409A of the Code.  Neither the Company nor its Subsidiaries have entered into any Contract to, and does not otherwise have any obligation to, indemnify or hold harmless any individual for any Liability that results from the failure to comply with the requirements of Section 409A of the Code, and does not have any liability for non-reporting or underreporting of income subject to Section 409A of the Code.

(i)                                     Neither the Company nor its Subsidiaries employs, nor have they ever employed, any person outside the United States, and there are no Employee Plans outside the United States.

(j)                                    The Company has paid all amounts earned under the 2018 annual bonus plan (including the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection therewith) and neither the Company nor any of its Subsidiaries has adopted a 2019 annual bonus plan or other similar plan.

3.14                        Employees and Labor Relations.

(a)                                 Schedule 3.14(a)(i) sets forth, as of the Closing Date, the (i) employer, (ii) name, (iii) title, (iv) exempt or non-exempt classification, (v) current annual salary rate or current hourly wage, and (vi) amount of annual bonus eligibility of each present employee of the Company and its Subsidiaries.  Schedule 3.14(a)(ii) sets forth the name of all former employees of the Company and its Subsidiaries that have terminated employment within one (1) year prior to the Closing Date.

(b)                                 Schedule 3.14(b) sets forth the name and current rate of compensation of each current independent contractor retained by the Company and its Subsidiaries.  All independent contractors set forth on Schedule 3.14(b) have been within the last three (3) years, and currently are, properly classified and treated as independent contractors and not as employees.  All such independent contractors have in the past been and continue to be properly and appropriately treated as non-employees for all federal, state, local and foreign Tax purposes, including the reporting of compensation on IRS Forms 1099.  At no time has any independent contractor brought a claim against the Company or its Subsidiaries, whether formally or informally, challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Employee Plan.  No Persons are currently providing, or have ever provided, services to the Company or its Subsidiaries pursuant to a leasing agreement or similar type of arrangement.

(c)                                  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, there are no such Contracts that are binding on the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is currently negotiating any such Contract.

(d)                                 There are no strikes, work stoppages, unfair labor practice charges or complaints, slowdown, lockouts, material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such dispute in the three (3) years prior to the date of this Agreement.  To the knowledge of the Company, there are no ongoing or threatened union organizing activities relating to employees of the Company or any of its Subsidiaries and no such activities have occurred within the three (3) years prior to the date of this Agreement.

(e)           The Company and its Subsidiaries are, and have been during the three (3) years prior to the date of this Agreement, in material compliance with all applicable Laws pertaining to employment and employment practices, wage payment, and labor relations.  There are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other legal proceedings against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company or its Subsidiaries.

(f)            To the knowledge of the Company, no officer, executive, or key employee of the Company or any of its Subsidiaries: (i) has provided notice (whether verbal or written) of his or her intent to terminate their employment with the Company or any of its Subsidiaries within the first twelve (12) months following the Closing; or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, proprietary rights, or similar Contract that could restrict such Person in the performance of his or her employment duties or the ability of the Company or any of its Subsidiaries to operate the business.

(g)           In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that gave rise to notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (collectively, the “WARN Act”).

3.15        Tax Matters of the Company and its Subsidiaries.

(a)           The Company and each of its Subsidiaries has timely (taking into account any extension validly obtained) paid all Taxes due (whether or not shown on any Tax Return).

(b)           The Company and each of its Subsidiaries has withheld and timely (taking into account any extension validly obtained) paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by them in connection with any amounts paid or owing to any equityholder, shareholder, employee, creditor, independent contractor, or other Person, including any state or local Taxes required to be withheld with respect to any distribution or any allocation of taxable income to any equityholder.

(c)           Taking into account the methodology for allocating Taxes for any Straddle Period set forth in Section 7.3(i), the amount of the Company’s Liability for unpaid Taxes as of the date of the Interim Financial Statements did not exceed the amount of the current Liability accruals for Taxes shown on the Interim Financial Statements, and the amount of the Company’s Liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current Liability accruals for Taxes as such accruals are reflected on the Closing Balance Sheet.

(d)           All income and other material Tax Returns required to be filed by or with respect to the Company and all of its Subsidiaries have been filed with the appropriate Governmental Authority and each such Tax Return is true, correct and complete in all material respects.  None of the Company or any of its Subsidiaries has requested or has been granted any extension of time within which to file any Tax Return to a date later than the Closing Date, other than an extension requested in the ordinary course of business of no longer than six (6) months.

(e)           None of the Company or any of its Subsidiaries has received from any Tax authority any written notice regarding any proposed or pending audit, examination or other administrative or court proceeding in connection with any Tax or a Tax Return of the Company or any of its Subsidiaries, which has not been resolved or paid in full.

(f)            None of the Company or any of its Subsidiaries has ever received any written claim from a Taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(g)           None of the Company or any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Tax authority, which extension will remain in effect after the Closing Date.

(h)           None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation, Tax indemnity, or Tax sharing agreement (other than any agreement entered into in the ordinary course of business and not primarily related to Taxes (an “Ordinary Commercial Agreement”)).

(i)            There are no Liens for Taxes (other than Permitted Liens) upon the assets of, the Company or any of its Subsidiaries.

(j)            None of the Company or any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax Return (other than a group of which the Company is the parent) or (ii) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than an Ordinary Commercial Agreement) or otherwise by operation of Law.

(k)           For U.S. federal income Tax purposes (and any corresponding state and local Tax purposes), (i) the Company has at all times since formation been classified as a “partnership” or been “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Sections 301.7701-2(c) and -3 and has not been a successor in interest to an association taxable as a corporation by merger, Contract, or Law; (ii) each of its Subsidiaries, except for Prescribe Wellness International Corp, has at all times since formation been “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Sections 301.7701-2(c)(2)(i) and -3; and (iii) Prescribe Wellness International Corp has at all times since formation been classified as an association taxable as a corporation within the meaning of Treasury Regulations Sections 301.7701-2(b)(2) and -3.

(l)            None of the Company or any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A and Treasury Regulation Section 1.6011-4.

(m)          None or the Company or any of its Subsidiaries are a party to any contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

(n)           None of the Company or any of its Subsidiaries has ever engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise had an office, fixed place of business or other presence through employees or otherwise, or has been subject to taxation, in a country outside of its country of formation or incorporation.

(o)           None of the Company or any of its Subsidiaries is a party to any joint venture, partnership or other Contract that is or could reasonably be treated as a partnership for Tax purposes.

(p)           No election was made to apply the Revised Partnership Audit Procedures to the Company for a taxable period beginning prior to January 1, 2018.  The Existing Operating Agreement does not require the consent of any individual Unit holder or former Unit holder to make an election under Section 6226 of the Code.

(q)           Except for the representations and warranties in Section 3.15(k), nothing in this Section 3.15 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company or its Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Acquiror or its Affiliates (including the Company and its Subsidiaries after the Closing) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

3.16        Brokers’ Fees.  Except with respect to First Analysis Securities Corporation, no broker, finder, investment banker or other Person is entitled to any brokerage fee, financial advisory fee, finders’ fee or other similar fee, commission or payment (all of which shall be treated as Holder Expenses) in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.17        Licenses, Permits and Authorizations; HIPAA.

(a)           The Company and its Subsidiaries have all of the licenses, certificates, approvals, clearances, exemptions, consents, filings, registrations, notifications, authorizations and permits (collectively, “Permits”) from any Governmental Authority or other Person necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted.  Each of the Company and its Subsidiaries is currently in compliance in all material respects with its obligations under, and the terms of, each Permit, and (i) no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respects under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would materially and adversely affect the rights of the Company or any of its Subsidiaries under any such Permit, (ii) no notice of cancellation, revocation, non-renewal, or of material default concerning any such Permit has been received by the Company or any of its Subsidiaries since January 1, 2016, and (iii) each such Permit is valid, subsisting and in full force and effect.  No Permit will expire, terminate or fail to continue in full force and effect as a result of the consummation of the transactions contemplated hereby.

(b)           The Company and its Subsidiaries have complied with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time.  The Company and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which the Company or any of its Subsidiaries are a party or otherwise bound.  The Company and its Subsidiaries have created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented appropriate security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form.  The Company and its Subsidiaries have undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the Company’s and its Subsidiaries’ business and operations required by HIPAA and have implemented appropriate corrective action to address all material vulnerabilities in their HIPAA safeguards and controls identified through such necessary assessments.  Neither the Company nor any of its Subsidiaries have received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Authority of any allegation regarding its failure to comply with HIPAA or any other state Law or regulation applicable to the protection of individually identifiable health information or personally identifiable information.  Neither the Company nor its Subsidiaries are and could not reasonably be expected to become, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding or Governmental Order in connection with any actual or potential violation by the Company or its Subsidiary of HIPAA. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal Laws has occurred with respect to information maintained or transmitted by or to the Company, its Subsidiaries, or an agent or third party subject to a Business Associate Agreement with the Company or any of its Subsidiaries.  All capitalized terms in this Section 3.17(b) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

3.18        Real Property.

(a)           Neither the Company nor any of its Subsidiaries own any real property.

(b)           Schedule 3.18(b) lists all leases, subleases or similar agreements entered into in connection with the Leased Real Property (collectively, “Real Property Leases”) and amendments thereto.

(c)           With respect to each of the Real Property Leases, (i) the Company and its Subsidiaries have legal, valid, binding and enforceable leasehold estates in, and enjoy peaceful and undisturbed possession of, all Leased Real Property leased by them, as applicable, subject only to Permitted Liens; (ii) the assignment of such Real Property Lease to Acquiror pursuant to this Agreement does not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease or permit the termination, modification or acceleration of rent under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or any Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Real Property Lease; (iv) neither the Company or any Subsidiary nor any other party to the Real Property Lease is in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (vi) neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (vii) the other party to such Real Property Lease is not a Related Party, an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary; (viii) the Company or any Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (ix) the Company or any Subsidiary has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.

(d)           The Leased Real Property comprise all of the real property occupied by the Company and its Subsidiaries in connection with the operations of their respective businesses.

(e)           The Company or any Subsidiary has good and marketable title to the Leasehold Improvements, free and clear of all Liens, except Permitted Liens, and other than the right of Acquiror pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(f)            All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the businesses of the Company and its Subsidiaries.  There are no structural deficiencies or latent defects affecting any of the Improvements and, to the Company’s knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business.

(g)           The Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Real Property or operation of the business thereon does not violate in any material respect any Real Property Laws. Neither the Company nor any Subsidiary has received any notice of any material violation of any Real Property Law and, to the Company’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

3.19        Intellectual Property.

(a)           As used herein, the following terms have the meanings indicated below:

(i)            “Company Intellectual Property” shall mean any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or its Subsidiaries.

(ii)           “Company Intellectual Property Agreements” shall mean any Contract relating to any Company Intellectual Property to which the Company or its Subsidiaries is a party or bound by, including any co-existence or settlement agreements, forbearances to sue, or consents, related to any Company Intellectual Property, but excluding any Contracts for Third-Party Intellectual Property that consists of software that is generally, commercially available pursuant to a “shrink-wrap,” “click-through” or similar non-exclusive license and (A) has not been modified or customized for the Company or its Subsidiaries and (B) either: (i) has incurred license fees on an annual basis of less than $10,000 or (ii) has a total replacement cost of less than $25,000 (such Contracts, “Off-the-Shelf Licenses”); provided, however, that for purposes of the disclosure required on Schedule 3.12(a)(ix) only (and for the avoidance of doubt, not any of the representations or warranties contained herein), the references to “$10,000” and “$100,000” shall be deemed to be “$30,000”.

(iii)          “Company-Owned Intellectual Property” shall mean any and all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

(iv)          “Company Products” shall mean all products and services produced, marketed, licensed, sold, distributed, performed, supported or maintained by or on behalf of the Company or its Subsidiaries and all products or services currently under development by the Company or its Subsidiaries.

(v)           “Company Registered Intellectual Property” shall mean United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (C) registered Internet domain names, social media accounts and handles, and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned or purported to be owned by, the Company.

(vi)          “Company Source Code” shall mean, collectively, any software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned Intellectual Property or Company Products.

(vii)         “ICT Infrastructure” shall mean the information and communications technology infrastructure and systems (including software, hardware, firmware and networks) that is used in the Company’s and its Subsidiaries’ businesses.

(viii)        “Intellectual Property” shall mean (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(ix)          “Intellectual Property Rights” shall mean any and all intellectual property and proprietary rights whether protected, created, or arising under the Laws of the United States or any other jurisdiction throughout the world, including all rights in, arising out of, or associated therewith with any of the following: (A) patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes (whether patentable or unpatentable and whether or not reduced to practice), industrial designs, and any registrations and applications for any of the foregoing; (B) trade names, corporate names, product names, logos, slogans, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, all other designations of source, origin, sponsorship, endorsement or certification, and any and all goodwill associated with and symbolized by the foregoing items; (C) Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, social media handles and accounts; (D) designs, works of authorship (including all website content, documentation, advertising copy, marketing materials, and specifications) together with all translations, adaptations, derivations, and combinations thereof, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated; (E) any similar or equivalent rights to any of the foregoing; (F) all tangible embodiments of the foregoing, and (G) all causes of action, claims and remedies for past, current, and future infringement, misappropriation, and similar violations of any of the foregoing.

(x)           “Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (e.g., terms in open source licenses including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(xi)          “Personal Data” shall mean any information that (A) relates to an identified or identifiable natural Person or otherwise constitutes personally identifiable information, personal information, personal data or similar information protected by Law, including a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, health information, consumer report information, device identifiers, transaction identifier, IP addresses, physiological and behavioral biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by or for the Company allows the identification of or contact with a natural person or a particular computing system or device, or with respect to which there is a reasonable basis to believe it can be used to identify a natural person (and which, for greater certainty, includes all such information with respect to employees); any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing; (B) constitutes personal data, personal information, personally identifiable information or similar information protected by Privacy Laws; or (C) any information that relates to an identified or identifiable legal entity, where such information constitutes or is protected in a manner similar to other categories of Personal Data under Privacy Laws.

(xii)         “Privacy Laws” shall mean any applicable Laws relating to the confidentiality, secrecy, security, protection, disposal, use, disclosure, international transfer or other processing of Personal Data (other than HIPAA) and incident reporting and data breach notifying requirements regarding Personal Data (other than HIPAA).

(xiii)        “Proprietary Information and Technology” shall mean any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xiv)        “Third-Party Intellectual Property” shall mean any and all Intellectual Property owned by a third party.

(b)           Status.  The Company and its Subsidiaries solely and exclusively own all right, title (including, with respect to Company Registered Intellectual Property, record title), and interest in and to all Company-Owned Intellectual Property, free and clear of any Liens, except for Permitted Liens. The Company and its Subsidiaries have valid and enforceable rights to use all other Company Intellectual Property.  The Company Intellectual Property collectively constitutes all of the intangible assets, intangible properties, rights and Intellectual Property necessary for the conduct of the Company’s and its Subsidiaries’ businesses.  The Company and its Subsidiaries have not transferred ownership of, or granted any exclusive rights in, any Company-Owned Intellectual Property to any third party.  All Company Intellectual Property owned, used, or held for use by the Company and its Subsidiaries immediately prior to the Closing will be owned or available for use (as applicable) by the Company and its Subsidiaries on identical terms and conditions immediately after the Closing.

(c)           Company Registered Intellectual Property.  Schedule 3.19(c) lists: (i) all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made; and (ii) all other Company-Owned Intellectual Property that is material to the business (including the Company Products).  Each item of Company Intellectual Property identified on Schedule 3.19(c) is valid, subsisting, and enforceable.  All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid, and all other deadlines for maintaining and/or prosecuting the Company Registered Intellectual Property up to and including the Closing Date have been satisfied.

(d)           Company Products.  Schedule 3.19(d) lists the Company Products that are made available by or on behalf of the Company and its Subsidiaries for use, license, or purchase, including any product or service currently under development and in beta-testing, and/or scheduled for commercial release within ninety (90) days following the Closing Date.

(e)           Invention Assignment and Confidentiality Agreement.  The Company and its Subsidiaries have taken commercially reasonable steps necessary to secure, protect and preserve the proprietary nature of the Company-Owned Intellectual Property.  The Company and its Subsidiaries have secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and its Subsidiaries and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company and its Subsidiaries (any Person described in clauses (i) or (ii), an “Author”), exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company and its Subsidiaries have obtained the waiver of all non-assignable rights in and to such Intellectual Property.  Without limiting the foregoing, the Company and its Subsidiaries have obtained written and enforceable proprietary information, invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions.

(f)            Confidential Information.  The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company and its Subsidiaries (including source code for the Company Products, and other trade secrets) or provided by any third party to the Company and its Subsidiaries (collectively, “Confidential Information”).  All current and former employees, consultants, advisors and independent contractors of the Company and its Subsidiaries and any third party given access to Confidential Information have executed and delivered to the Company or its Subsidiaries a written legally binding agreement regarding the protection of such Confidential Information.  The Company and its Subsidiaries have implemented and maintain reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and have tested such plans on a periodic basis.  To the knowledge of the Company, the Company and its

Subsidiaries have not experienced any breach of security of or other unauthorized access by third parties to the Confidential Information, including Personal Data in the Company’s possession, custody or control.  There has been no breach by the Company or its Subsidiaries, or, to the knowledge of the Company, no breach by any third party of its obligations to the Company or its Subsidiaries under any Contract relating to any Confidential Information.  No claim is pending or threatened against the Company or its Subsidiaries relating to any security breach or alleged breach.

(g)           Non-Infringement.  There has not been, and there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property (or any Company Products) by any third party, and neither the Company nor any Subsidiary of the Company has brought any Action or sent any notices to any third party regarding the foregoing.  Neither the Company-Owned Intellectual Property nor the operation of the Company’s and its Subsidiaries businesses (including the Company Products) has infringed, misappropriated, or otherwise violated, or infringes, misappropriates, or otherwise violates any Third-Party Intellectual Property.  The Company and its Subsidiaries have not been sued in any Action or received any written communications (including any third-party reports by users): (i) alleging that the Company or its Subsidiaries have infringed, misappropriated, or otherwise violated or, by conducting its business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person or entity, or (ii) challenging the validity, registrability, or enforceability of any Company-Owned Intellectual Property.  No Company Intellectual Property or Company Product is subject to any Action, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company or its Subsidiaries, or that would reasonably be expected to adversely affect the validity, use or enforceability of any Company Intellectual Property.

(h)           Licenses; Agreements.

(i)            Neither the Company nor any of its Subsidiaries has granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of nonexclusive end user licenses entered into by customers of the Company Products in the ordinary course of business pursuant to the Company’s form of license agreements which have been provided to Acquiror, and the Company and its Subsidiaries are not otherwise bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.  All such licenses referenced in the previous sentence have been granted solely on a software-as-a-service basis, and no such licensee has been provided with direct access to the Company’s Proprietary Information and Technology.

(ii)           Neither the Company nor any of its Subsidiaries is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.

(iii)          No funding, facilities, or personnel of any Governmental Authority or educational institution were used to develop or create, in whole or in part, any of the Company-Owned Intellectual Property or any Company Products.  Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair the Company’s control of any Company-Owned Intellectual Property or any Company Products.

(i)            Other Intellectual Property Agreements.  With respect to the Company Intellectual Property Agreements, and without limiting the representations in Section 3.19(k) hereof:

(i)            Each such agreement is valid and subsisting and has, where required, been duly recorded or registered;

(ii)           Neither the Company nor any of its Subsidiaries is in breach of any Company Intellectual Property Agreement or any Off-the-Shelf License, and the consummation of the Transaction Documents will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements or any Off-the-Shelf License, or give any non-Company party to any Company Intellectual Property Agreement or any Off-the-Shelf License the right to do any of the foregoing;

(iii)          To the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv)          At and after the Closing, Acquiror will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company and its Subsidiaries would have been able to had this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments;

(v)           There are no disputes or Actions (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements, including with respect to any payments to be made or received by the Company thereunder;

(vi)          None of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company-Owned Intellectual Property;

(vii)         None of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company-Owned Intellectual Property;

(j)            Company Source Code. Except as specified in Schedule 3.19(j), neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (including by distribution of any Company Source Code as Open Source Material), other than disclosures to Authors and subject to a written confidentiality agreement.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or its Subsidiaries of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products.  Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transaction Documents will result in a release from escrow or other delivery to a third party of any Company Source Code.

(k)           Open Source Software.

(i)            Schedule 3.19(k) identifies all Open Source Materials used in or by, or used to develop, any Company Products, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or its Subsidiaries) and identifies the licenses under which such Open Source Materials were used.  The Company and its Subsidiaries are in compliance with the terms and conditions of all licenses for the Open Source Materials.

(ii)           The Company has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (B) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (C) used Open Source Materials, in such a way that, with respect to clauses (A) or (B), creates, or purports to create, obligations for the Company or its Subsidiaries with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

(l)            Information Technology.  The arrangements relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the Closing, and the ICT Infrastructure will be available for use by Acquiror immediately following the consummation of the Transaction Documents and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment.  The Company or a Subsidiary of the Company is the sole legal and beneficial owner of, or is authorized to use pursuant to a valid and enforceable written license or lease, the ICT Infrastructure.  All software included in the ICT Infrastructure is owned by the Company or its Subsidiaries or is properly licensed and is not a “bootleg” version or copy.  The ICT Infrastructure that is currently used in the Company’s and its Subsidiaries’ businesses constitutes all the information and communications technology and other systems infrastructure reasonably necessary for the businesses as currently conducted.  The ICT Infrastructure is: (A) in good working order and functions in accordance with all applicable documentation and specifications, and is scalable to meet current and reasonably anticipated capacity, (B) maintained and supported in accordance with industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect, (C) protected by reasonable security and disaster recovery arrangements, and (D) has not suffered any material error, breakdown, failure, or security breach in the last three (3) years that has caused disruption or damage to the operation of the Company’s and its Subsidiaries’ businesses (including any the Company Products) or that was potentially reportable to any Governmental Authority or Person.

(m)          Company Product Matters.  All Company Products materially comply with all applicable documentation and specifications, and all labeling, packaging, advertising and promotional claims made in connection with the Company Products are truthful, non-deceptive, non-misleading and substantiated and otherwise in compliance with applicable Law in all material respects.  Neither the Company nor any of its Subsidiaries has received any notice, or other communication from any Person, the U.S. Federal Trade Commission or any other Governmental Authority (or voluntary industry authority such as the National Advertising Division of the Better Business Bureau), that contests the distribution of, labeling, packaging or advertising of, any Company Product.  None of the Company Products (and the ICT Infrastructure) contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n)           Privacy and Personal Data.

(i)            The Company’s and its Subsidiaries’ data, privacy and security practices materially conform, and at all times have materially conformed, to all applicable Company Privacy Commitments (as defined below) and Privacy Laws.

(ii)           The Company and its Subsidiaries have at all times: (A) as required by applicable Privacy Laws, provided commercially reasonable notice and obtained any necessary consents from Persons required for the processing of Personal Data as conducted by or for the Company, (B) if required by applicable Privacy Laws, abided by any privacy choices (including opt-out preferences) of Persons relating to their Personal Data, and (C) materially adhered to and complied with all obligations, commitments and restrictions related to and governing the collection, use, disclosure, transfer or processing of Personal Data (collectively, “Company Privacy Commitments”).

(iii)          The Company and its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational measures, including policies, procedures, security systems and technologies, in material compliance with relevant data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect the confidentiality, integrity and availability of Personal Data and other Confidential Information and protect it against accidental, unauthorized or unlawful use or processing.  The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of its employees, contractors and personnel of its service providers that process Personal Data or have access to Confidential Information.

(iv)          Except as set forth on Schedule 3.19(n)(iv), (1) there has been no data breach or security incident that resulted in the unauthorized acquisition of or access to Personal Data in Company’s or its Subsidiaries’ possession, (2) there has been no unauthorized or unlawful processing of any Personal Data in Company’s or its Subsidiaries’ possession, and (3)  no circumstance has arisen in which Privacy Laws would require the Company or its Subsidiaries to notify a Governmental Authority or other Person of a data security breach or security incident.

(v)           The Company and its Subsidiaries have not received written notice regarding, or experienced and there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to, any Action, order, warrant, regulatory opinion, or allegation from a Governmental Authority: (A) alleging or confirming non-compliance with Privacy Laws or Company Privacy Commitments, or (B) claiming compensation from the Company.  The Company and its Subsidiaries have not been involved in any Actions involving a material breach or alleged material breach of relevant Privacy Laws or other Company Privacy Commitments.

3.20        Environmental Matters.  The Company and its Subsidiaries are, and have been, in material compliance with all Environmental Laws.  The Company and its Subsidiaries have not received written notice of any pending or threatened violation, liability or claim under Environmental Laws that has resulted in or would reasonably be expected to result in material liability of the Company and its Subsidiaries.  Neither the Company nor its Subsidiaries has handled, disposed of, arranged for the disposal of, manufactured, distributed, exposed any Person to, or released any hazardous substance or petroleum, or owned or operated any property or facility contaminated by any hazardous substance or petroleum, that has given rise to or would reasonably be expected to give rise to material liabilities pursuant to Environmental Laws.

3.21        Absence of Certain Changes or Events.

(a)           Since January 31, 2019 the date of this Agreement, no event has occurred that has had a Material Adverse Effect nor has there occurred any event, development or state of circumstances which could reasonably be foreseen to result in a Material Adverse Effect in the future.

(b)           Since January 31, 2019, other than in connection with the transactions contemplated by this Agreement: (i) the Company and its Subsidiaries have conducted their business and operated their properties in the ordinary course of business consistent with past practice; and (ii) the Company and its Subsidiaries have not:

(i)            changed or amended the Company’s articles of organization, the Existing Operating Agreement or other organizational documents of the Company or its Subsidiaries or Affiliates, except as otherwise required by Law;

(ii)           declared, issued, paid or made any dividend or distribution (other than Tax distributions required pursuant to the Existing Operating Agreement) to the unitholders of the Company, or set aside any funds for the purpose thereof, or repurchased or otherwise retired for value any equity securities of the Company;

(iii)          directly or indirectly (through any merger, consolidation, reorganization, issuance of securities or rights, or otherwise), sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets or properties, except in the ordinary course of business;

(iv)          amended or waived any of its rights under (i) any provision of the 2012 Unit Option Plan, or (ii) any provision of any Contract evidencing any outstanding Option,

except as otherwise required by the 2012 Unit Option Plan or any Contract evidencing any outstanding Option;

(v)           acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets or otherwise acquired any assets or business of, or acquired any equity interests in, or made any investment in, any Person;

(vi)          made any capital investment in, or loaned or advanced to any Person, or made any guaranty for the benefit of any Person (other than by the Company to any direct or indirect wholly owned Subsidiary of the Company);

(vii)         made or changed in any respect any material Tax election or any method of Tax accounting (except as required by Law), settled or compromised any Tax liability, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, amended any Tax Return or failed to timely pay any income or other material Tax or failed to timely file any income or other material Tax Return (taking into account any extensions validly obtained);

(viii)        transferred, issued, sold, pledged, encumbered or disposed of any equity of the Company or the Company’s Subsidiaries or granted options, warrants, calls or other rights to purchase, redeemed or otherwise acquired equity interests of the Company or any of its Subsidiaries;

(ix)          changed any accounting methods or practices, except as required by GAAP;

(x)           adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xi)          incurred or modified in any respect the terms of any Indebtedness or guaranteed any such Indebtedness, except for (i) Indebtedness owed by any controlled Subsidiary of the Company to the Company or any other controlled Subsidiary of the Company and (ii) Indebtedness incurred in the ordinary course of business;

(xii)         implemented any employee layoffs that required notice under the WARN Act;

(xiii)        assigned, licensed or otherwise transferred any Company-Owned Intellectual Property, other than non-exclusive licenses granted to customers or end users in the ordinary course of business;

(xiv)        amended, modified, extended, renewed or terminated any Real Property Lease, or entered into any new lease, sublease, license, or other agreement for the use or occupancy of any real property;

(xv)         (A) increased or modified the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its or their current or former directors, employees, contractors or consultants, or (B) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries, in each case other than as required by applicable Law or any existing Contract or as provided for in the ordinary course of business or under any existing Employee Plan;

(xvi)        made any capital expenditure or committed to make any capital expenditure which in any one case exceeds $50,000 or capital expenditures which in the aggregate exceed $100,000, other than such expenditures undertaken in order to replace or repair capital goods of the Company or any of its Subsidiaries in the ordinary course of business;

(xvii)       granted any severance, retention, change in control, bonus or termination pay, other than as required by any existing Contract or as provided for in the ordinary course of business under any existing Employee Plan or establish or amend (other than as required by Law) any Employee Plan in any manner that materially increases the amount of liability attributable to the Company or its Subsidiaries in respect of such Employee Plan;

(xviii)      commenced or settled any Action;

(xix)        mortgaged, pledged or subjected to Liens, other than Permitted Liens, any properties or assets of the Company or any of its Subsidiaries except pursuant to existing Contracts; or

(c)           entered into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

3.22        Related Party Transactions.  Except with respect to matters set forth in Schedule 3.22, (a) no Related Party has, and no Related Party has at any time within the last two years had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries; (b) no Related Party is, or has been within the last two years, indebted to the Company or any of its Subsidiaries; (c) within the last two (2) years, no Related Party has entered into, or has had any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company or any of its Subsidiaries; (d) no officer or director of the Company or any of its Subsidiaries is competing, or has at any time within the last two (2) years competed, directly or indirectly, with the Company or any of its Subsidiaries; and (e) to the knowledge of the Company, no Related Party has any claim against the Company or any of its Subsidiaries (other than rights as a securityholder and rights to receive compensation for services performed and benefits as an employee of the Company or any of its Subsidiaries).

3.23        Insurance.  Schedule 3.23 contains an accurate and complete list of all insurance policies maintained by the Company or any of its Subsidiaries that cover any of the Company or its Subsidiaries or their respective businesses, properties, assets, directors or employees.  Each such policy is in full force and effect and all premiums due with respect to all such policies have been timely paid.  Such policies are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such policy in a manner that would permit the termination of such policy or the limitation of any coverage thereunder.

3.24        Customers.  Schedule 3.24 sets forth a true and complete list of the ten (10) largest customers of the Company and its Subsidiaries (determined by reference to the revenues of the Company and its Subsidiaries generated by such customers for the twelve (12) month period ended December 31, 2018) (the “Principal Customers”).  None of the Principal Customers has canceled or otherwise terminated, or provided notice to the Company or any of its Subsidiaries of its intent to, terminate its relationship with the Company or any of its Subsidiaries, or provided notice to the Company or any of its Subsidiaries of its intent to decrease or limit in any material respect, its purchases from or sales to the Company or any of its Subsidiaries.

3.25        Assets.  The Company and each of its Subsidiaries owns valid title to, or a valid leasehold interest in, or license of, or right to use free and clear of all Liens other than Permitted Liens, all of the properties and assets (whether real, personal, or mixed, but excluding Intellectual Property of the Company and any of its Subsidiaries) which are shown on the Interim Financial Statements, except for personal property and assets sold since January 31, 2019 in the ordinary course of business.  Such properties and assets are sufficient for the Company and its Subsidiaries to conduct their respective businesses, and represent all of the properties and assets used by the Company and its Subsidiaries in the conduct of their respective business, as presently conducted.

3.26        Regulatory Filings.  No HSR Act filing is required because the Company is its own “ultimate parent entity” as defined under 16 C.F.R. § 801.1(a)(3), and the Company does not meet the thresholds described in 15 U.S.C. §§ 18a(a)(2)(B)(ii)(II) or 18a(a)(2)(B)(ii)(III).

3.27        Compliance with Healthcare Laws.

(a)           Except as set forth on Schedule 3.27(a), the Company and its Subsidiaries are, and at all times during the six (6)-year period prior to the Closing, has been in compliance in all material respects with all Healthcare Laws. No Action has been filed, commenced or threatened against the Company or its Subsidiaries alleging any failure so to comply with any Healthcare Law in any respect, and the Company and its Subsidiaries have not received any written notice from any Governmental Authority or agent thereof of any alleged violation of, default under or any citation for noncompliance with any Healthcare Laws.  Except as set forth on Schedule 3.27(a), to the Company’s knowledge, no facts, events, circumstances or conditions exist that would reasonably be expected to form the basis for any Action against or affecting the Company or its Subsidiaries relating to or arising under any Healthcare Law.  Except as set forth on Schedule 3.27(a), the Company and its Subsidiaries have not received any written notice from any Governmental Authority or are aware of any pending, active or threatened Actions pertaining to the Company or its Subsidiaries’ business with respect to any Healthcare Laws prohibiting, governing, regulating or relating to fee-splitting, self-referrals or payment or receipt of kickbacks in return for or to induce referrals.

(b)           During the past six (6) years, neither the Company, its Subsidiaries, nor, to the Company’s knowledge, their respective employees have (i) been reprimanded, sanctioned, excluded or disciplined by any licensing board or any other body, professional society, hospital, or Third Party Payor Program, (ii) had a judgment or settlement without judgment entered against it, him or her in connection with a malpractice or similar action, (iii) been found liable or responsible for any civil offense reasonably related to qualifications or competence relating to professional practice or (iv) been terminated from employment for cause, and there exists no basis for any of the foregoing.

(c)           Neither the Company nor any of its Subsidiaries has billed or received, or caused a customer pharmacy to bill or receive, any payment or reimbursement from a Third Party Payor Program in excess of amounts allowed by Law.

(d)           The Company and each of its Subsidiaries, as applicable, maintains a compliance program to meet all applicable Healthcare Laws requirements including, without limitation, appropriate policies and procedures reasonably necessary to (i) ensure compliance with all applicable Healthcare Laws, (ii) ensure that no misconduct occurs by employees, agents, or Affiliates and (iii) promptly identify and rectify any such misconduct (the “Compliance Program”).  The Company has made available true and correct copies of all documents and correspondence related to the Compliance Program.  No member, manager, officer, employee, contractor or agent of the Company or any Subsidiary is currently, or during the prior six (6) years has been, engaged in any material violation of the Compliance Program.  The Company and each of its Subsidiaries has in place policies and procedures designed to confirm that its employees, agents, vendors, and Affiliates are not, and have not previously been, excluded, suspended or debarred from any federal healthcare program.

(e)           Schedule 3.27(e) sets forth a list of all Contracts between the Company and any of its Subsidiaries or Affiliates (including, but not limited to, pharmacies to which it provides management services), on the one hand, and any Third Party Payor Program, on the other hand (collectively, the “Third Party Payor Agreements”).  Each Third Party Payor Agreement is in full force and effect and is valid and binding on the Company or any Subsidiary that is a party thereto.  Neither the Company nor any of its Subsidiaries is in material breach of, or material default under, any Third Party Payor Agreement, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder by the Company or any of its Subsidiaries.  The Company has made available a correct and complete copy of each Third Party Payor Agreement together with all amendments, waivers or changes thereto.  No Third Party Payor Agreement is currently subject to or is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to or is expected to be subject to any penalty, right of set off or other charge by the other party thereto for late performance or delivery, other than modifications, set-offs or charges implemented in the ordinary course of business consistent with past practice.  No party to any Third Party Payor Agreement has asserted to the Company or any of its Subsidiaries any claim, defense, setoff (other than set-offs or charges implemented in the ordinary course of business consistent with past practice) or counterclaim under or, to the knowledge of the Company, threatened to terminate any Third Party Payor Agreement.

3.28        Banking Relationships.  Set forth on Schedule 3.28 are the names and locations of all banks and trust companies in which the Company Group has banking accounts, investment accounts or lines of credit and with respect to each such account or line of credit, the names of all person authorized to draw thereon or to have access thereto.

3.29                        Social Matters.  To the knowledge of the Company, (a) no allegations of sexual harassment have been made against (i) any officer or director of the Company or its Subsidiaries, (ii) any employee of the Company or its Subsidiaries who, directly or indirectly, supervises at least five (5) other employees of the Company or its Subsidiaries, and (b) none of the Company or its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by an employee, contractor, director, officer or other Representative.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represent and warrant to the Company as follows:

4.1                               Corporate Organization.  Each of Acquiror and Merger Sub has been duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of formation, and each of Acquiror and Merger Sub the power and authority to own or lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted.  Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign entity each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except, in the case where the failure to be so qualified or licensed or in good standing would not or would not reasonably be expected to prevent, materially delay or materially impede the performance by Acquiror or Merger Sub of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.2                               Due Authorization.  Each of Acquiror and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and (subject to the approvals discussed below) to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which Acquiror and/or Merger Sub, as applicable, is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby by Acquiror and/or Merger Sub, as applicable, have been duly and validly authorized and approved by the Board of Directors of Acquiror and upon the approval by Acquiror, as the sole member of Merger Sub, no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement, the other Transaction Documents to which it is, or is specified to be, a party, or the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub, and Acquiror and/or Merger Sub, as applicable, will, subject to the terms and conditions hereof, and, at or prior to the Closing, will, subject to the terms and conditions hereof, duly execute and deliver each other Transaction Document to which it is specified to be a party, and this Agreement constitutes, and each other Transaction Document to which Acquiror and/or Merger Sub, as applicable, is specified to be a party upon execution thereof will constitute a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3                               No Conflict.  The execution and delivery by Acquiror and Merger Sub of this Agreement or any other Transaction Document to which it is, or is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby (a) do not and will not conflict with, violate any provision of, or result in the breach of the organizational documents of Acquiror or Merger Sub, (b) do not and will not conflict with or violate any provision of any applicable Laws in any material respect, and (c) do not and will not in any material respect conflict with, violate any provision of, result in the breach of, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any material Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or any Governmental Order applicable to any of them.

4.4                               Litigation and Proceedings.  There are no Actions, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.  There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

4.5                               Governmental Authorities; Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution, delivery and performance of this Agreement and the other Transaction Documents to which Acquiror and/or Merger Sub, as applicable, is, or is specified to be, a party, or the consummation of the transactions contemplated hereby, except for the approval of Acquiror as the sole member of Merger Sub, and the filing of the Articles of Merger with the Secretary of State of the State of Nevada.

4.6                               Ownership of Merger Sub.  Acquiror owns all of the issued and outstanding membership interests of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Acquiror or a direct or indirect wholly owned Subsidiary of Acquiror.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

4.7                               Brokers’ Fees.  Except fees described on Schedule 4.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, financial advisory fee, finders’ fee or other similar fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or any of its Affiliates.

4.8                               Acquiror’s Due Diligence; Limitations on Representations and Warranties of the Company.  Acquiror and Merger Sub hereby acknowledge that, except for the representations and warranties of the Company expressly set forth in Article III, and the representations and warranties set forth in the Voting and Support Agreements and the Letters of Transmittal, they are relying on their own investigation and analysis in entering into this Agreement and the transaction contemplated hereby.  Each of Acquiror and Merger Sub is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated whether to enter into this Agreement and consummate the transactions contemplated hereby, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.  Acquiror and Merger Sub acknowledge that they are consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, by any member of the Company Group or any of their respective managers, directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person, except as expressly set forth in Article III or any certificate delivered pursuant hereto.  With respect to any projection or forecast delivered by or on behalf of any member of the Company Group to Acquiror, Acquiror and Merger Sub each acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts; (ii) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts; and (iii) it is familiar with each of the foregoing.

ARTICLE V
COVENANTS OF THE COMPANY

5.1                               Termination of Affiliate Arrangements.  Except with respect to the Contracts set forth on Schedule 5.1, at or prior to the Closing, the Company and its Subsidiaries shall have terminated all Contracts with Affiliates and Related Parties without any Liability or obligation on the part of the Company or any of its Subsidiaries.

ARTICLE VI
COVENANTS OF ACQUIROR

6.1                               Indemnification and Insurance.

(a)                                 Prior to the Effective Time, the Company shall purchase a fully-paid six year “tail” insurance policy (the “D&O Tail Policy”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage no less favorable in all material respects than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Company and its Subsidiaries (the “Current Policies”), and with such other terms as are no less favorable in the aggregate in all material respects than those in the Current Policies.  The cost of the D&O Tail Policy shall be considered a Holder Expense.  For six years after the Effective Time, Acquiror shall, and shall cause the Surviving Entity to, maintain such insurance policy, and to the extent such policy cannot be maintained, to substitute such policy with reputable and financially sound carriers covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies on terms not materially less favorable than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time.

(b)                                 Acquiror shall, and shall cause the Surviving Entity to, indemnify and hold harmless each present and former manager, director, officer, principal, partner and member of any member of the Company Group (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that any member of the Company Group would have been permitted under applicable Law and its organizational or governing documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law; provided that, the Person to whom such expenses are advanced provides an undertaking to the Surviving Entity to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(c)                                  If Acquiror or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Acquiror shall cause proper provisions to be made so that the successors and assigns of Acquiror or the Surviving Entity assume the obligations set forth in this Section 6.1.

(d)                                 The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and each party entitled to insurance coverage under this Section 6.1, respectively, and his or her heirs and legal representatives, which shall be deemed as third party beneficiaries under this Agreement, and shall be in addition to, and shall not impair, any other rights an Indemnified Person would have been permitted under applicable Law and the organizational or governing documents of each member of the Company in effect on the date of this Agreement to indemnify such Person or indemnification agreement or otherwise. Acquiror shall cause the Surviving Entity to comply with all of its obligations under this Section 6.1(d) so long as the Surviving Entity is an Affiliate of Acquiror.

6.2                               Employee Benefits.

(a)                                 As of the Closing Date, and for a period of at least twelve (12) months thereafter (or until termination of employment, if earlier), Acquiror shall provide, or shall cause the Surviving Entity or one of Acquiror’s other Subsidiaries or Affiliates to provide, each Continuing Employee with (i) an annual base salary or an hourly wage rate, as applicable, that is not less than that provided to such Continuing Employee by the Company immediately prior to the Closing, (ii) annual incentive compensation opportunities that are not less favorable than those provided to such Continuing Employee by the Company immediately prior to the Closing, and (iii) employee benefits (excluding equity compensation) that are not less favorable, in the aggregate, than those provided to similarly situated employees of Acquiror.  Acquiror, the Surviving Entity and their respective Subsidiaries and Affiliates shall treat, and shall cause each employee benefit plan, program, arrangement, agreement, policy or commitment sponsored or maintained by Acquiror, the Surviving Entity or any of their respective Subsidiaries or Affiliates following the Closing and in which any Continuing Employee (or the spouse, domestic partner or any dependent of any Continuing Employee) participates or is eligible to participate (each, a “Acquiror Benefit Plan”) to treat, for all purposes (including eligibility to participate, vesting and level and accrual of benefits, other than accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA), all service with the Company (and predecessor employers to the extent that the Company or any company employee plan provides past service credit) as service with Acquiror, the Surviving Entity and their respective Subsidiaries and Affiliates.  Acquiror, the Surviving

Entity and their respective Subsidiaries and Affiliates shall use commercially reasonable efforts to cause each Acquiror Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding company employee plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Acquiror Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding company employee plan during the plan year of such company employee plan in which occurs the later of the Closing Date and the date on which the Continuing Employee begins participating in such Acquiror Benefit Plan.

(b)                                 This Section 6.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.2(b), express or implied, shall confer upon any other Person, including any Continuing Employee, any rights or remedies of any nature whatsoever under or by reason of this Section 6.2(b).  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any company employee plan or any other plan, program, arrangement, agreement, policy or commitment or modify the at-will employment of any Person.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.2(b) shall not create any right in any Continuing Employee or any other Person to continued employment with the Company, Acquiror, the Surviving Entity or any of their respective Subsidiaries or Affiliates.

(c)                                  Effective immediately prior to the Closing, the Company and its Subsidiaries will terminate any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective immediately prior to the Closing no employee shall have any right thereafter to contribute any amounts to any Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code.  At the request of Acquiror, the Company will provide Acquiror with evidence that each such Employee Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company’s board or the appropriate governing body of a Subsidiary, as applicable.

6.3                               R&W Insurance.  On or prior to the date of this Agreement, Acquiror has bound the R&W Insurance Policy.

ARTICLE VII
  JOINT COVENANTS

7.1                               Confidentiality.  At the Effective Time, the Confidentiality Agreement shall terminate and be of no further force or effect.  The Holder Representative shall not, and shall cause its Representatives not to, directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of Acquiror, disclose to any third party (other than each other and their respective representatives) any confidential or proprietary information related to the Surviving Entity and its Subsidiaries; provided, that the foregoing restriction shall not (a) apply to any information (i)  generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.1) or (ii) independently developed by the Holder Representative without reference to or use of the applicable confidential or proprietary information, or (b) prohibit any disclosure required by Law so long as, to the extent legally permissible and feasible, the Holder Representative provides Acquiror with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure.  The Holder Representative shall be responsible for any breach of this Section 7.1 by its Representatives.

7.2                               Press Releases.  Neither of the Company nor any of its Affiliates shall, without the approval of Acquiror, issue any press releases or otherwise make any public statements or other announcements with respect to the transactions contemplated by this Agreement.  Acquiror shall allow the Company reasonable time to review and comment on (which comments shall be considered in good faith) any press release or announcement or public statements Acquiror makes in respect to the transactions contemplated by this Agreement in advance of such release or issuance.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the parties from making any public disclosure that Acquiror or the Company, as applicable, deems necessary or appropriate under applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to review and comment on (which comments shall be considered in good faith) such release or announcement in advance of such issuance.

7.3                               Tax Matters.

(a)                                 Responsibility for Filing Tax Returns.

(i)                                     Holder Representative shall prepare or cause to be prepared, and the parties hereto shall cooperate to timely file or cause to be timely filed (taking into account any extensions validly obtained), all Flow-Through Tax Returns for Pre-Closing Tax Periods that are due after the Closing Date (the “Pre-Closing Flow-Through Tax Returns”).  Each Pre-Closing Flow-Through Tax Return shall be prepared on a basis consistent with the last previous similar Tax Return except as required by applicable Law; provided, however, to the maximum extent permitted by applicable Law, all Transaction Deductions will be treated as properly allocable to the Pre-Closing Tax Period of the Company.  Holder Representative will provide to Acquiror each Pre-Closing Flow-Through Tax Return together with such additional information regarding such Pre-Closing Flow-Through Tax Return as may be reasonably requested by Acquiror, for review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least forty-five (45) days prior to the filing of such Pre-Closing Flow-Through Tax Return (or, if such due date is within 60 days following the Closing Date, as promptly as practicable following the Closing Date).  Holder Representative shall cooperate in good faith with Acquiror in resolving any issues Acquiror identifies with such Pre-Closing Flow-Through Tax Return, although the Holder Representative will have the final decisions as to any issues.  The parties agree that the Pre-Closing Flow-Through Tax Returns shall designate Al Babbington as the “partnership representative” within the meaning of Section 6223(a) of the Code (the “Partnership Representative”).

(ii)                                  Acquiror shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries (other than Pre-Closing Flow-Through Tax Returns) that relate to any Pre-Closing Tax Period (including any taxable period that includes but ends after the Closing Date) and that are first due after the Closing

Date (the “Acquiror Prepared Returns”).  Each Acquiror Prepared Return shall be prepared on a basis consistent with the last previous similar Tax Return except as required by applicable Law.  Acquiror will provide to the Holder Representative each Acquiror Prepared Return that could reasonably be expected to give rise to (A) claims against the Indemnity Escrow Fund by the Indemnified Parties or (B) any Tax liability or Tax reporting obligation for holders of Units as of prior to the Effective Time, together with such additional information regarding such Acquiror Prepared Return as may be reasonably requested by the Holder Representative, for review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least forty-five (45) days prior to the filing of such Acquiror Prepared Return (or, if such due date is within 60 days following the Closing Date, as promptly as practicable following the Closing Date).  Acquiror shall cooperate in good faith with the Holder Representative in resolving any issues the Holder Representative identifies with such Acquiror Prepared Return, although the Company will have the final decisions as to any issues.

(b)                                 Post-Closing Events.  Following the Effective Time, Acquiror will not, and will not cause or permit any of its Affiliates (including the Company and its Subsidiaries) to, (i) except for Pre-Closing Flow-Through Tax Returns or Acquiror Prepared Returns prepared and filed in accordance with Section 7.3(a), file or amend any Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, (ii) with respect to Pre-Closing Flow-Through Tax Returns or Acquiror Prepared Returns prepared and filed in accordance with Section 7.3(a), after the date such Tax Returns are filed pursuant to Section 7.3(a), amend any such Tax Return, (iii) make or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, or (iv) agree to extend or waive the statute of limitations with respect to Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, in each such case except (A) if such filing or amendment could not reasonably be expected to reduce amounts payable from the Indemnity Escrow Fund to, or result in any Tax liability or Tax reporting obligation for, holders of Units as of prior to the Effective Time, or (B) with the Holder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed).  Acquiror will not, and will not permit the Company and its Subsidiaries to, cause the Company or any of its Subsidiaries to incur any Taxes on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement).  For the avoidance of doubt, this Section 7.3(b) shall not limit the requirements in Section 7.3(d)(iii) nor limit Acquiror or any of its Affiliates (including the Company and its Subsidiaries) from entering into a voluntary disclosure agreement with a Governmental Authority with respect to Sales Tax Liabilities.

(c)                                  Cooperation.  Each of the parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns in accordance with Section 7.3(a), as well as in any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties hereto agree (i) to retain all books and records with respect to Tax matters of the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and if the other party so requests, Acquiror, the Company or the Holder Representative, as the case may be, shall allow the other party to take possession of such books and records.

(d)                                 Tax Contests.

(i)                                     Acquiror will provide prompt notice to the Holder Representative upon receipt by Acquiror or any of its Affiliates of notice of any pending or threatened Tax audits, examinations, assessments or other proceeding that relate any Tax for which any holder of Units prior to the Effective Time may be liable (including pursuant to claims against the Indemnity Escrow Fund) (such audit, examination, assessment or other proceeding, a “Tax Contest”).

(ii)                                  With respect to any Tax Contest relating to a taxable period ending on or before the Closing Date that is subject to indemnification from the Indemnity Escrow Fund (if the amount of Taxes that could reasonably be expected to be payable as a result of such Tax Contest does not exceed the then remaining funds in the Indemnity Escrow Fund) or that relates to a Flow-Through Tax Return for a Pre-Closing Tax Period, the Holder Representative will have the sole right to control the conduct of such Tax Contest (including by employing counsel of its choice at the expense of the holders of Units prior to the Effective Time); provided, that: (A) the Holder Representative will keep Acquiror reasonably informed concerning the progress of such Tax Contest, (B) the Holder Representative will provide Acquiror copies of all correspondence and other documents relevant to such Tax audit or administrative or court proceeding, (C) the Holder Representative will not settle such Tax audit or administrative or court proceeding without the prior written consent of Acquiror, which consent will not be unreasonably withheld, conditioned or delayed, and (D) Acquiror will have the right to participate in the defense of any such Tax Contest, at its own expense, separate from the counsel employed by the Holder Representative.

(iii)                               Notwithstanding anything to the contrary in this Agreement, in the event a Tax audit, examination, assessment or other proceeding that relates to Tax results in any “imputed underpayment” within the meaning of Section 6225 of the Code for any Pre-Closing Tax Period, the Company shall, and the Holder Representative and Acquiror shall cause the Company to, take such action as is required to ensure that neither the Company nor Acquiror is required to pay any portion of such imputed underpayment.

(iv)                              With respect to any Tax Contest not described in Section 7.3(d)(ii)  (including with respect to any Tax Contest not relating to a Flow-Through Tax Return where the amount of Taxes that could reasonably be expected to be payable as a result of such Tax Contest exceeds the amount remaining in the Indemnity Escrow Fund or that Holder Representative does not elect to control) Acquiror shall have the right to control the conduct of such Tax Contest; provided, however, that (A) Acquiror will keep the Holder Representative reasonably informed concerning the progress of such Tax Contest, (B) Acquiror will provide the Holder Representative copies of all correspondence and other documents relevant to such Tax audit or administrative or court proceeding, (C) Acquiror will not settle such Tax audit or administrative or court proceeding without the prior written consent of the Holder Representative, which consent will not be unreasonably withheld, conditioned or delayed, and (D) the Holder Representative will have the right to participate in the defense of any such Tax Contest, at the expense of the Company

Indemnifying Parties, separate from the counsel employed by Acquiror.  To the extent any provisions in Section 10.4 are inconsistent with this Section 7.3(d) with respect to any Tax Contest, this Section 7.3(d) shall control.

(e)                                  Tax Classification of the Transaction; Allocation of Purchase Price.

(i)                                     The parties to this Agreement agree that, for U.S. federal and applicable state and local income Tax purposes, the purchase of the Units pursuant to this Agreement shall be treated in accordance with Situation #2 in Rev. Rul. 99-6, 1999-1 C.B. 432 such that (i) with respect to the holders of Units, as a disposition of their Units and (ii) with respect to Acquiror, a deemed acquisition of all the assets and assumption of all of the liabilities of the Company and its Subsidiaries (other than the assets and liabilities of Prescribe Wellness International Corp) (the “Intended Tax Treatment”), and the parties shall prepare all Tax books and records and report the purchase and sale on all U.S. federal and applicable state and local income Tax Returns consistent with the Intended Tax Treatment.

(ii)                                  For all Tax purposes, the parties to this Agreement agree that the entirety of the amounts paid to the holders of Units in respect of their Units in accordance with the Distribution Waterfall shall be allocated to their Units, and none shall be treated as compensation, and no party shall take any action or filing position inconsistent with the foregoing.

(iii)                               Within sixty (60) days following the final determination of the Adjustment Amount, Acquiror shall prepare and deliver (or cause to be prepared and delivered) to the Holder Representative a draft schedule allocating the purchase price (as determined for U.S. federal and applicable state and local income tax purposes, including assumed liabilities and any other relevant items or adjustments) among the assets deemed acquired by Acquiror in accordance with the Intended Tax Treatment for the purposes of determining the Tax consequences of the transactions contemplated by this Agreement (the “Purchase Price Allocation”).  Acquiror shall revise the draft Purchase Price Allocation as necessary to reflect adjustments to the Closing Consideration required by this Agreement, which Acquiror shall deliver to the Holder Representative within thirty (30) days following the date of such adjustment.  If the Holder Representative disagrees with the Purchase Price Allocation delivered by Acquiror (including any revisions thereto), the Holder Representative may, within thirty (30) days after delivery of such Purchase Price Allocation (or any revision thereto), deliver a written notice to Acquiror to such effect, specifying those items as to which the Holder Representative disagrees and setting forth the Holder Representative’s proposed allocation.  If the Holder Representative fails to timely and duly deliver such notice of disagreement, then the Purchase Price Allocation as delivered by Acquiror pursuant to this Section 7.3(e)(iii) shall be final and binding on the parties to this Agreement.  If the Holder Representative timely and duly delivers such notice of disagreement, then Acquiror and the Holder Representative shall negotiate in good faith to reach agreement on the disputed items or amounts and the allocation to the extent so agreed shall be the final Purchase Price Allocation.

(1)                                 If Acquiror and Holder Representative agree on a final Purchase Price Allocation, the parties will report the allocation of the purchase price among the assets of Company and its Subsidiaries (other than the assets of Prescribe Wellness International Corp) in a manner consistent with the final Purchase Price Allocation and will act in accordance with the final Purchase Price Allocation in the preparation and timely filing of all Tax Returns (including, with respect to Acquiror, filing Form 8594 with Acquiror’s federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Regulations, the Internal Revenue Service or any applicable state or local Governmental Authority) and in any audit or examination, and prepare all Tax books, records and filings in a manner consistent with the Purchase Price Allocation (as finalized), and will not take any position contrary thereto.  The parties shall revise their Tax Returns and all Tax books, records and filings as necessary to reflect such revised Purchase Price Allocation.  If any Governmental Authority disputes the Tax treatment pertaining to the Purchase Price Allocation (or any revision to the Purchase Price Allocation), the party receiving notice of the dispute shall promptly notify the other party of such dispute and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Purchase Price Allocation.

(2)                                 If Acquiror and Holder Representative cannot reach agreement on a final Purchase Price Allocation, the respective parties shall be entitled to file all Tax Returns and prepare all Tax books, records and filings reflecting their own determination of how the Purchase Price Allocation should have been prepared, as calculated by each party in its complete discretion.

(f)                                   Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added, filing, recording and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid 50% by Acquiror and 50% by the Company Indemnifying Parties when due, and Acquiror and the Company Indemnifying Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and, if required by applicable Law, the applicable party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)                                  Tax Sharing Agreements.  All Tax sharing, Tax indemnity and Tax allocation agreements or similar agreements (other than Ordinary Commercial Agreements) with respect to or involving the Company or any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, none the Company or any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(h)                                 No Amendments or Restatements.  Acquiror and its Affiliates (including on or after the Closing Date, the Company) shall not amend the Existing Operating Agreement with respect to a pre-Closing taxable period (or portion thereof).

(i)                                     Straddle Period Taxes.  For all purposes of this Agreement, including for the avoidance of doubt Section 3.15(c), with respect to any taxable period beginning on or before and ending after the Closing Date (“Straddle Period”) the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the cases of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, payroll Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property  (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date.

(j)                                    Partnership Representative. The Partnership Representative shall be entitled to reimbursement from each holder of Units, severally and not jointly, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Partnership Representative in such capacity, and to indemnification from each holder of Units, severally and not jointly, against any loss, liability, claim, damage, fee, fine cost, judgment, amount paid in settlement or expenses arising out of actions taken or omitted to be taken in its capacity as the Partnership Representative (except for those arising out of the Partnership Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, fees, disbursements and costs of counsel and other skilled professionals (collectively, “Partnership Representative Expenses”).  Such Partnership Representative Expenses may be recovered first, from the Holder Representative Expense Fund, second, from any distribution of the Indemnity Escrow Fund otherwise distributable to the holders of Units at the time of distribution, and third, directly from the holders of Units.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS

8.1                               Conditions to Obligations of Acquiror and Merger Sub.  The obligations of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement (including the Closing and the Merger) are subject to the satisfaction at the Closing of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)                                 (i) Each of the Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though then made other than, solely with respect to the representations and warranties set forth in Section 3.6, de minimis inaccuracies with respect to the capitalization of the Company that do not increase the Merger Consideration payable by Acquiror pursuant to this Agreement (provided that, in each case, any such representation and warranty that addresses matters only as of a certain date specified herein shall be so true and correct in all respects only as of that certain date) and (ii) each of the other representations and warranties of the Company set forth in Article III shall be true and correct in all respects at and as of the Closing Date as though then made (provided that any such representation and warranty that addresses matters only as of a certain date specified herein shall be so true and correct in all respects only as of that certain date), in each case in this clause (ii) determined without regard to qualifications as to materiality or Material Adverse Effect, except to the extent the failure of any such representations and warranties to be true and correct has not resulted in a Material Adverse Effect.

(b)                                 The covenants and agreements of the Company required by this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)                                  The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.1(a) and Section 8.1(b) have been fulfilled.

(d)                                 The Holder Representative shall have executed and delivered to Acquiror and Merger Sub the Escrow Agreement.

(e)                                  The Company shall have delivered Voting and Support Agreements duly executed by holders of Units representing at least 90% of the outstanding Units, and each such Voting and Support Agreement shall be effective and shall not have been revoked, rescinded or amended without the written consent of Acquiror.

(f)                                   The Company shall have delivered Option Cancellation Agreements duly executed by each Key Option Holder, and each such Option Cancellation Agreement shall be effective and shall not have been revoked, rescinded or amended without the written consent of Acquiror.

(g)                                  On the Closing Date, the Company shall cause to be delivered to Acquiror duly signed resignations, effective immediately upon the Closing, of all officers, managers or directors (as applicable) of their position as an officer, manager or director of the Company and each Subsidiary of the Company; provided that, no such resignation by any individual of their position as a manager, director or officer shall be a resignation from employment with the Company or such Subsidiary if such individual is so employed.

(h)                                 The Company shall have delivered to Acquiror the approvals, consents or waivers of the Persons identified on Schedule 8.1(h), in form and substance reasonably satisfactory to Acquiror.

(i)                                     All Liens on the Company’s or any of its Subsidiaries’ assets or properties (other than Permitted Liens and except as set forth on Schedule 8.1(i)) shall have been released in form and substance reasonably satisfactory to Acquiror.

(j)                                    All amounts due and payable or that may become due and payable (including notice periods, repatriation commitments, severance, bonuses and sales commissions) with respect to any employee or other person whose relationship with the Company and its Subsidiaries has terminated or expired on or prior to the Closing shall have been paid in full by the Company such that neither the Company nor any of its Subsidiaries have any obligation to any such Person as of or after the Closing.

(k)                                 Prior to the Closing Date, there shall not have occurred a Material Adverse Effect.

(l)                                     At least three (3) Business Days prior to the Closing Date, the Company shall have provided Acquiror with payoff letters, acceptable to Acquiror (the “Payoff Letters”).

(m)                             Deliver to Acquiror, to the extent not addressed in payoff letters, releases and termination statements (in proper form for filing immediately after the Closing) for all Liens on the assets of the Company (other than Permitted Liens), including the agreement of the holders of such Liens to terminate all UCC financing statements filed in connection therewith.

(n)                                 The Company shall have delivered to Acquiror an amendment to the Karmadata Agreement, duly executed by the Company and karmadata, Inc.

(o)                                 Acquiror shall have received, in form and substance reasonably satisfactory to Acquiror: (i) a certificate issued by the Company and signed by its “Tax Matters Member” under penalties of perjury, stating (A) that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or (B) that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of United States real property interests plus cash or cash equivalents, in each case within the meaning of Treasury Regulation Section 1.1445-11T(d)(1).

(p)                                 For each holder of Units, Acquiror shall have received an executed IRS Form W-9 that meets the requirements of Section 6.01 of IRS Notice 2018-29.

8.2                               Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement (including the Closing and the Merger) is subject to the satisfaction at the Closing of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)                                 Each of the representations and warranties of Acquiror contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto that is qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Effect” or words of similar effect, shall be true and correct as qualified on and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)                                 Each of the covenants and agreements of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)                                  Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(d)                                 Acquiror shall have executed and delivered to the Holder Representative the Escrow Agreement.

(e)                                  Acquiror shall have delivered to the Company evidence satisfactory to the Company that the R&W Insurance Policy is in full force and effect, subject to the occurrence of the Effective Time.

ARTICLE IX
HOLDER REPRESENTATIVE

9.1                               Acknowledgement.  By virtue of the approval of the Merger by the holders of Units in accordance with the Existing Operating Agreement and effective as of the Effective Time, executing a Voting and Support Agreement, a Letter of Transmittal or participating in the conversion or cancellation, as applicable, of the Company’s outstanding equity interests, and without further action of any such holders, each holder of Units shall be deemed to have irrevocably constituted or appointed the Holder Representative as the representative, and by execution of this Agreement, the Holder Representative hereby accepts such appointment, to act on behalf of holders of the Units as their exclusive agent and attorney in-fact, with full power of substitution, to act in their name, place and stead in connection with the transactions contemplated by this Agreement and the Escrow Agreement.  The power of attorney granted in this Section 9.1 by each holder of Units and the powers, immunities, and rights to indemnification granted to the Holder Representative Group (i): are coupled with an interest and shall be irrevocable, (ii) may be delegated by the Holder Representative and shall survive the death, bankruptcy, liquidation or incapacity of any holder of Units and be binding on any successor thereto, and (iii) shall survive the delivery of an assignment by any holder of units of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund.  No bond shall be required of the Holder Representative.

Acquiror, Merger Sub, and following the Effective Time, the Surviving Entity, is entitled to conclusively and absolutely, without inquiry, rely on the actions of the Holder Representative taken on behalf of the holders of the Units.

9.2                               Authority and Rights of the Holder Representative; Limitations on Liability.

(a)                                 The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement and the Escrow Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the holders of Units, except as expressly provided herein, in the Escrow Agreement and in the Holder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Holder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.  The Holder Representative shall be entitled to: (i) rely upon the Distribution Waterfall, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable holder of Units or other party.  All actions taken by the Holder Representative under this Agreement, the Escrow Agreement or the Holder Representative Engagement Agreement shall be binding upon each holder of Units and such holders of Units’ successors as if expressly confirmed and ratified in writing by such holder of Units, and all defenses which may be available to any holder of Units to contest, negate or disaffirm any action of the Holder Representative taken in good faith under this Agreement, the Escrow Agreement, or the Holder Representative Engagement Agreement are waived.

(b)                                 The Holder Representative may resign at any time; provided that the Holder Representative provides the Acquiror prior written notice at least two (2) Business Days prior to such resignation and such notice designates a replacement Holder Representative (and holders of the Units acknowledge and agree that the Acquiror may rely on any such replacement Holder Representative as though such replacement was the original Holder Representative hereunder).  The immunities and rights to indemnification hereunder shall survive the resignation of the Holder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and/or the Escrow Agreement.

(c)                                  Certain holders of Units have entered into an engagement agreement (the “Holder Representative Engagement Agreement”) with the Holder Representative to provide direction to the Holder Representative in connection with its services under this Agreement, the Escrow Agreement, and the Holder Representative Engagement Agreement (such holders of Units, including their individual representatives, the “Advisory Group”). Neither the Holder Representative nor its members, managers, directors, officers, contractors, agents and employees shall have any liability to the Acquiror or the Company with respect to actions taken or omitted to be taken in its capacity as the Holder Representative, except from willful violation of applicable Law or resulting from the Holder Representative’s gross negligence or willful misconduct.  Neither the Holder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Holder Representative Group”) shall have any liability to the holders of Units with respect to actions taken or omitted to be taken in its capacity as the Holder Representative, except from willful violation of applicable Law or resulting from the Holder Representative’s gross negligence or willful misconduct.  The Holder Representative shall be under no obligation to take any action in its capacity as the Holder

Representative, unless the Holder Representative is holding funds delivered to it under this Section 9.2(c) and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in taking such action.  The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Holder Representative Group shall be entitled to reimbursement from each holder of Units, severally and not jointly, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative Group in such capacity, and to indemnification from each holder of Units, severally and not jointly, against any loss, liability, claim, damage, fee, fine cost, judgment, amount paid in settlement or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative Group’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, fees, disbursements and costs of counsel and other skilled professionals, and in connection with seeking recovery from insurers (collectively, “Holder Representative Expenses”).  Such Holder Representative Expenses may be recovered first, from the Holder Representative Expense Fund, second, from any distribution of the Indemnity Escrow Fund otherwise distributable to the holders of Units at the time of distribution, and third, directly from the holders of Units.

(d)                                 At the Effective Time, Acquiror shall deliver cash to the Holder Representative in an amount equal to $250,000 (the “Holder Representative Expense Fund”) to be held by the Holder Representative to cover and reimburse the Holder Representative Expenses incurred by the Holder Representative for its obligations in connection with this Agreement, the Escrow Agreement, the Holder Representative Engagement Agreement and the transactions contemplated hereby or thereby.  The Holder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Holder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Holder Representative is not acting as a withholding agent or in any similar capacity in connection with the Holder Representative Expense Fund and has no tax reporting or income distribution obligations. The holders of Units will not receive any interest on the Holder Representative Expense Fund and assign to the Holder Representative any such interest. Subject to Advisory Group approval, the Holder Representative may contribute funds to the Holder Representative Expense Fund from any consideration otherwise distributable to the holders of Units. The Holder Representative shall disburse to the Paying Agent and/or Acquiror, as applicable, for further distribution to the holders of Units, the remaining balance of the Holder Representative Expense Fund in accordance with the Distribution Waterfall, as and when determined by the Holder Representative in its sole discretion.

ARTICLE X
INDEMNIFICATION

10.1                        Survival.

(a)                                 The parties, intending to modify any applicable statute of limitations, agree that the representations and warranties in this Agreement and the representations, and the rights and obligations of the parties under this Article X with respect thereto, shall survive the Closing until, and shall terminate at 11:59 P.M. Pacific Standard Time on the date that is the twelve (12) month anniversary of the Closing Date (the “Rep Survival Date”), and the right of the Indemnified Parties to seek indemnification in respect of a breach of a representation and warranty hereunder shall expire on the Rep Survival Date.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from an Indemnified Party to the Holder Representative prior to the Rep Survival Date shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved pursuant to this Article X.  For the avoidance of doubt, the parties acknowledge and agree that the foregoing limitation shall not limit any recovery of Acquiror under the R&W Insurance Policy.

(b)                                 The parties further agree that all covenants and agreements of the parties contained in this Agreement shall survive in accordance with their respective terms until the date on which such covenant is fully performed (such survival date in each case, the “Applicable Covenant Survival Date” and together with the Rep Survival Date, the “Applicable Survival Date”), and the right of the Indemnified Parties to seek indemnification in respect of a covenant and agreement hereunder (other than the representations and warranties in the Agreement) shall expire on Applicable Covenant Survival Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from an Indemnified Party to the Holder Representative prior to the Applicable Covenant Survival Date shall not thereafter be barred by the expiration of the relevant covenant or agreement and such claims shall survive until finally resolved pursuant to this Article X.

10.2                        Indemnification of Acquiror Parties.

(a)                                 Subject to the terms and limitations in this Article X, from and after the Closing, each holder of Units (the “Company Indemnifying Parties”), severally and not jointly, based upon each holder’s Pro-Rata Portion, shall indemnify Acquiror and its Affiliates, including the Company and their respective Representatives (collectively, the “Indemnified Parties”) in respect of any loss, Liability, Tax, fine, penalty or damage including reasonable out-of-pocket fees, costs and expenses of counsel and other professionals and reasonable out-of-pocket expenses of investigation (collectively, a “Loss”) that such Indemnified Party suffers as a result of:

(i)                                     any breach or inaccuracy of any representation or warranty made by the Company in Article III of this Agreement, other than any breach or inaccuracy arising solely and directly from any Sales Tax Liabilities (a “Warranty Breach”);

(ii)                                  any breach by the Holder Representative of any covenant or agreement to be performed hereunder;

(iii)                               any inaccuracy in the Distribution Waterfall;

(iv)                              any payments made by the Surviving Entity or its Affiliates to the Indemnified Persons in respect of a claim covered by Section 6.1(b) in excess of the amounts recovered under the D&O Tail Policy; provided that, any claims in respect of an Indemnified Person shall be first satisfied by recovery under the D&O Tail Policy; and

(v)                                 an equity holder or former equity holder of the Company, or any other Person seeking to assert: (A) ownership rights of any Company’s Units or equity interests; (B) any rights of a holder of Units in respect of (i) the amount of consideration he, she or it is entitled to receive in exchange for any securities of the Company under the Company’s Existing Operating Agreement or other organizational documents or (ii) any rights to notice or vote with respect to the transactions contemplated by this Agreement; (C) any claim that he, she or its equity interests were wrongfully repurchased by the Company; (D) any claim that he, she or it is entitled to receive any consideration in exchange for any securities of the Company other than as expressly set forth in the Distribution Waterfall; or (E) any claim that any equity interests of the Company were not properly issued or authorized.

10.3                        Limitations.  Notwithstanding anything herein to the contrary:

(a)                                 Even if an Indemnified Party would otherwise be entitled to indemnification for a Loss with respect to any Warranty Breach pursuant to this Agreement, such Indemnified Party shall not be indemnified for such Loss except to the extent the aggregate amount of all Losses for Warranty Breaches eligible for indemnification pursuant to Section 10.2(a)(i) exceeds on a cumulative basis an amount equal to $750,000 (the “Deductible”), and then the Indemnified Parties shall be entitled to indemnification only for Losses suffered or incurred by the Indemnified Parties with respect to any Warranty Breach in excess of the Deductible; provided, however, that the Deductible and the provisions of this Section 10.3(a) shall not apply to breach or inaccuracy of a Fundamental Representation.

(b)                                 From and after the Closing (but subject to the provisions of this Article X), any indemnification of the Indemnified Parties pursuant to Section 10.2 (to the extent not recovered under the R&W Insurance Policy) shall be effected, first, by a payment made from the Indemnity Escrow Fund, in accordance with the terms of the Escrow Agreement.  There shall be no indemnification recovery pursuant to the Escrow Fund Indemnification under Section 10.2 unless written notice of a possible claim for indemnification specifying in reasonable detail those provisions alleged to have been breached is given by the claiming Indemnified Party to the Holder Representative on or before the Applicable Survival Date, it being understood that so long as such written notice is given on or prior to the Applicable Survival Date, such representations and warranties, covenants and agreements shall continue to survive solely with respect to such notified matter until such notified matter is resolved in accordance with this Article X.

(c)                                  Subject to Section 10.3(d), in no event shall the Company Indemnifying Parties be obligated to indemnify the Indemnified Parties (i) under Section 10.2(a)(i), from any source other than the Indemnity Escrow Fund, (ii) under Sections 10.2(a)(ii)-(v), in any amount in excess of the Merger Consideration paid to such Company Indemnifying Party pursuant to this Agreement, with such indemnification obligations several and not joint among the Company Indemnifying Parties and (iii) for any Sales Tax Liabilities.

(d)                                 Notwithstanding any provision of this Agreement, nothing in this Agreement shall limit any claims made by an Indemnified Party for Fraud (including the Deductible and the caps set forth in Section 10.3(c)).

10.4                        Procedures for Third Party Claims.

(a)                                 In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which a Company Indemnifying Party may be liable to an Indemnified Party hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnified Party shall deliver to Holder Representative, as soon as practicable, written notice thereof, specifying, to the extent then known by the Indemnified Party, the amount of such claim, the nature and basis of such claim and all relevant facts and circumstances relating thereto, including copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Holder Representative shall relieve the Company Indemnifying Parties of any Losses hereunder, except to the extent that the defense of any third party Action has been materially prejudiced by the Indemnified Party’s failure to give such notice.  Thereafter, the Indemnified Party shall keep the Holder Representative reasonably informed on a current basis as to any changes or developments with respect to the foregoing, including by providing copies of all notices and documents (including court papers) from time to time received by the Indemnified Party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against an Indemnified Party, the Holder Representative (on behalf of the Company Indemnifying Parties) shall be entitled to participate in the defense thereof and may upon written notice given to the Indemnified Party within 60 days of the receipt by the Holder Representative of the notice of such Third Party Claim, assume the defense thereof and any litigation resulting therefrom with counsel selected by the Holder Representative; provided, however, that the Holder Representative shall not be entitled to assume control of such defense if (i) such Third Party Claim seeks injunctive, equitable or other non-monetary relief, (ii) such Third Party Claim involves criminal or quasi-criminal allegations, (iii) such Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, its Subsidiaries or the Surviving Entity, (iv) such Third Party Claim involves Losses in excess of the value of any remaining amount in the Indemnity Escrow Fund, or (v) the Indemnified Party has been advised by counsel that an actual conflict of interest between the Holder Representative and the Indemnified Party, the Indemnified Party shall have the right to control such defense.  If the Holder Representative assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Holder Representative, it being understood, however, that the Holder Representative shall control such defense.  The party controlling the defense of a Third Party Claim shall keep the other party reasonably advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  If the Holder Representative elects to defend a Third Party Claim, each party shall cooperate in the defense or prosecution of such Third Party Claim.  Such cooperation shall include the retention and (upon the Holder Representative’s request) the provision to the Holder Representative of records and information (including those of the Company, if applicable) which are reasonably relevant to such Third Party Claim, and making employees (including those of the Company if applicable) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Holder Representative shall not, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, settle, discharge or compromise any Third Party Claim or consent to the entry of any judgment.  The Indemnified Party shall not be entitled to indemnification under this Article X with respect to any Third Party Claim that is settled by the Indemnified Party without the prior written consent of the Holder Representative, which shall not be unreasonably withheld, conditioned or delayed.

10.5                        Procedures for Inter-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Losses (other than as a result of a Third Party Claim), the Indemnified Party shall, as soon as practicable, give written notice thereof to the Holder Representative, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto; provided, however, that no delay on the part of the Indemnified Party in notifying the Holder Representative shall relieve the holder of Units of any Losses hereunder, except to the extent that the Holder Representative has been materially prejudiced by the Indemnified Party’s failure to give such notice.  The Indemnified Party shall provide the Holder Representative with reasonable access to its books and records (including the Company’s books and records) during normal business hours upon reasonable advance notice for the purpose of allowing the Holder Representative a reasonable opportunity to verify any such claim for Losses.  The Holder Representative shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Holder Representative disputes the Losses under this Article X.  If (a) the Holder Representative does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a Losses under this Article X, or (b) in the case of any notice in which the amount of the claim (or any portion of the claim) has been finally determined, in each case the Holder Representative and the Indemnified Party shall promptly (but in any event within two (2) Business Days) jointly instruct the Escrow Agent to pay such amount to the Indemnified Party from the remaining balance of the Indemnity Escrow Fund and subject to the terms and conditions of this Article X or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined, in accordance with Section 10.6 and subject to the terms and conditions of this Article X.  If the Holder Representative has timely disputed the Losses with respect to such claim as provided above, the Holder Representative and the Indemnified Party shall negotiate in good faith to resolve such dispute.  Promptly following the final determination of the amount of the Losses which the Indemnified Party has suffered (whether determined in accordance with this Section 10.5 or by a court of competent jurisdiction pursuant to Section 11.9), the Holder Representative and Acquiror shall jointly instruct the Escrow Agent to pay the amount of such Losses to the Indemnified Party from the remaining balance of the Indemnity Escrow Fund in accordance with Section 10.8 and subject to the terms and conditions of this Article X.

10.6                        Determination of Loss Amount.

(a)                                 For purposes of determining the amount of any indemnification obligation to any Indemnified Party for any Losses, appropriate reductions shall be made to reflect (i) the actual recovery pursuant to any insurance policy (other than insurance proceeds received pursuant to the R&W Insurance Policy) received by any Indemnified Party in respect of such Losses (net of any deductibles or other expenses and any increase in the applicable premium/retro-premiums related to the recovery of such proceeds) and (ii) any other recovery actually received by any Indemnified Party from a third party pursuant to any reimbursement arrangements, indemnification rights, contribution agreements, holdback, offset or set-off agreements or similar arrangements (other than insurance proceeds received pursuant to the R&W Insurance Policy); provided, however, that the foregoing shall not be deemed to require an Indemnified Party to seek recovery under any applicable insurance policies or otherwise prior to making a claim for indemnification hereunder, except to the extent such claim would be covered by the D&O Tail Policy.  If an indemnification payment pursuant to this Article X is received by any Indemnified Party, and such Indemnified Party later receives proceeds of an insurance policy or other such third party payments (other than insurance proceeds received pursuant to the R&W Insurance Policy), in each case as described in the immediately preceding sentence, in respect of such Losses, such Indemnified Party shall promptly notify the Holder Representative, and promptly, but in any event no later than five (5) Business Days after delivery of such proceeds, such Indemnified Party shall pay to the Paying Agent for the accounts of the holder of Units an amount equal to the aggregate amount of the insurance recovery (net of any deductibles or other expenses and any increase in the applicable premiums/retro-premiums related to the recovery of such proceeds) or such other third party payments so as to avoid a duplication of recovery (but not to exceed the amount for which such Indemnified Party was previously indemnified for hereunder in respect of such Losses) (other than insurance proceeds received pursuant to the R&W Insurance Policy). Notwithstanding the foregoing, for an avoidance of doubt, nothing in this Section 10.6(a) shall be deemed to permit any Indemnified Party to recover for Losses from any Company Indemnifying Party to the extent such Losses are recovered from insurance proceeds received pursuant to the R&W Insurance Policy.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be entitled to any recovery in respect of a Loss (or a part thereof) to the extent the matter underlying the Loss (i) has been taken into account in the determination of Closing Date Net Working Capital, Adjusted Closing Date Cash, Closing Date Indebtedness or the Holder Expenses as finally determined under this Agreement and (ii) such amount actually resulted in an adjustment to the Closing Consideration.

10.7                        Payment of Losses.  No later than two (2) Business Days following the final determination of the amount of any Losses payable to any Indemnified Party in accordance with this Article X, the Holder Representative and Acquiror shall deliver joint written instructions directing the Escrow Agent to release to such Indemnified Party, from the account holding the Indemnity Escrow Fund, the lesser of (i) the amount of such Losses and (ii) the then remaining balance of the Indemnity Escrow Fund.

10.8                        Escrow Release.  On the date that is one (1) Business Day following the twelve (12) months following the Closing Date, the Holder Representative and Acquiror shall deliver joint written instructions to the Escrow Agent to release to the Paying Agent, for the accounts of the holder of Units, an amount equal to the positive difference between (i) the then remaining balance of the Indemnity Escrow Fund, minus (ii) the amount of all Losses for which an Indemnified Party has timely made a claim for indemnification pursuant to Section 10.2, Section 10.4 and Section 10.5, and which claim has not then been finally determined in accordance with this Article X.  In the event any portion of the Indemnity Escrow Fund is not released to the Paying Agent on the date that is twelve (12) months following the Closing Date as a result of the reduction in respect of the foregoing clause (ii), following the final determination of any of such outstanding claims and, as applicable, payment in respect thereof in accordance with and subject to the terms and conditions of this Article X, the Holder Representative and Acquiror shall promptly deliver joint written instructions directing the Escrow Agent to release to the Paying Agent, for the accounts of the holder of Units, an amount as determined pursuant to the first sentence of this Section 10.8 (after giving effect to the resolution and, as applicable, payment of such claim).

10.9                        Treatment of Indemnity Payments.  Following the Closing, any payment made pursuant to this Article X shall be treated by the parties as an adjustment to the purchase price for Tax purposes unless otherwise required by applicable Law.

10.10                 Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article X shall be the exclusive remedy of Acquiror with respect to the transactions contemplated by this Agreement (except for disputes under Section 2.8, which disputes under Section 2.8 will be resolved in accordance with the dispute resolution mechanism set forth Section 2.8); provided, however, that nothing herein shall preclude any party from seeking any remedy based upon Fraud.  The limitations in this Section 10.10 shall not apply with respect to (i) any proceeding seeking equitable relief for a breach hereof pursuant to Section 11.1, or (ii) any claims made solely under the R&W Insurance Policy.

ARTICLE XI
MISCELLANEOUS

11.1                        Remedies.

(a)                                 The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Acquiror and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, subject to the provisions and limitations of this Section 11.1(a), the Company, on the one hand, and Acquiror and Merger Sub, on the other hand, shall be entitled, in addition to all other remedies available under Law or equity, to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable) under this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

(b)                                 The Company, on the one hand, and Acquiror and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability, of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, Acquiror or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the Company, Acquiror and Merger Sub, as applicable, under this Agreement, in each case, in accordance with its terms, conditions and limitations.

11.2                        Waiver.  Any party to this Agreement may, at any time prior to the Closing, waive on its own behalf any of the terms or conditions of this Agreement or agree on its own behalf to an amendment or modification to this Agreement by an agreement in writing executed by such party.  The waiver by a party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11.3                        Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) delivered by a nationally recognized overnight delivery service, (iv) if delivered by facsimile or pdf, upon confirmation of receipt, or (v) if delivered by electronic mail, upon confirmation of receipt, addressed as follows, provided that with respect to notices delivered to the Holder Representative, such notices must be delivered solely via facsimile or via e-mail:

(a)                                 If to Acquiror or Merger Sub to:

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive
Moorestown, NJ 08057
Attention:  Brian Adams, Chief Financial Officer

E-mail: badams@trhc.com

with copies (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention:  Kevin S. Shmelzer
Facsimile No.: (215) 963-5001

E-mail: kevin.shmelzer@morganlewis.com

(b)                                 If to the Holder Representative, to:

Fortis Advisors LLC

Attention: Notice Department

Telecopy No.: (858) 408-1843

Email: notices@fortisrep.com

with copies (which shall not constitute notice) to:

Cooley LLP

1333 2nd Street, Suite 400

Santa Monica, CA 90401

Attention:  Ray LaSoya and Nick Hobson
Email: rlasoya@cooley.com and nhobson@cooley.com

or to such other address or addresses as the parties may from time to time designate to the others in writing.

11.4                        Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, except that (a) each of Acquiror and Merger Sub may assign all of its respective rights, duties and obligations hereunder to any of its Affiliates, or in connection with any disposition or transfer of all or substantially all membership interests of the Surviving Entity acquired by Acquiror in connection herewith, without the prior written consent of any other party hereto, and (b) each of Acquiror and Merger Sub may and, as of and following the Closing, any of the Surviving Entity, Acquiror, Company and its Subsidiaries may, (i) pledge, transfer or assign its respective rights hereunder to their financing sources as collateral security, without the prior written consent of any other party hereto and (ii) pledge, assign or transfer its rights hereunder (in whole or in part) in connection with any direct or indirect disposition, pledge, assignment or transfer of any substantial portion of the equity or assets of the Surviving Entity or its Subsidiaries; provided that, in each case, that Acquiror remains liable for the obligations assigned by Acquiror, Merger Sub, the Surviving Entity, the Company or its Subsidiaries.  Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.5                        Rights of Third Parties.  Except as contemplated by Section 6.1, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

11.6                        Attorney-Client Privilege.  Each of the parties hereto agrees that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of each member of the Company in connection with the transactions contemplated by this Agreement, including the Merger, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Holder Representative, and not by the Surviving Entity, following the Closing, and may be waived only by the Holder Representative, and not the Surviving Entity, and shall not pass to or be claimed or used by Acquiror or the Surviving Entity.  Absent the consent of the Holder Representative, neither Acquiror nor the Surviving Entity shall have a right to access the Covered Materials following the Closing and, in the event Acquiror or the Surviving Entity access Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Holder Representative with respect to the related privilege or protection.  Notwithstanding the foregoing, if a dispute arises between Acquiror or the Surviving Entity, on the one hand, and a third party other than (and unaffiliated with) any member of the Company Group, any holder of Units, and the Holder Representative, on the other hand, after the Closing, then the Surviving Entity may assert such attorney-client privilege to prevent disclosure to such Covered Materials; provided, however, that Acquiror and the Surviving Entity may not waive such privilege without the prior written consent of the Holder Representative.

11.7                        Conflict of Interest.  If the Holder Representative so desires, acting on behalf of any unitholder of the Company (collectively the “Transferors”) and without the need for any consent or waiver by the Company or Acquiror, Cooley LLP (“Cooley”) shall be permitted to represent the Transferors after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Transferors, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Acquiror, any Transferor or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement.  Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, except as contemplated by Section 11.6 or unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Transferors or the Holder Representative consents in writing at the time to such engagement.  Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

11.8                        Expenses.  Except as otherwise provided expressly herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.9                        Governing Law.  This Agreement shall be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of Law principles that would result in the application of any Law other than the Law of the State of Delaware.

11.10                 Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11                 Schedules and Annexes.  The Schedules and Annexes are a part of this Agreement as if fully set forth herein.  All references herein to articles, sections, paragraphs, Schedules and Annexes shall be deemed references to such parts of this Agreement unless the context shall otherwise require.  The Company Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Article III of this Agreement.  The representations and warranties contained in Article III of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Company Disclosure Schedule corresponding to the particular subsection of Article III in which such representation and warranty appears; and (b) any exceptions or disclosures explicitly cross-referenced in such part of the Company Disclosure Schedule by reference to another part of the Company Disclosure Schedule.  No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule.  The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.  The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement.  Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.

11.12                 Construction.

(a)                                 Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)                                 References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)                                  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(d)                                 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(e)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; provided, however, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(f)                                   Any reference to “Dollars” or “$” shall refer to U.S. Dollars.

(g)                                  Any document uploaded to the Data Room at least three (3) days prior to the date hereof shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

11.13                 Entire Agreement.  This Agreement (together with the Schedules (including the Company Disclosure Schedule) and Annexes to this Agreement) and the other Transaction Documents (only the extent that such party is a party to such other Transaction Document) constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby (other than that certain Non-Disclosure Agreement dated as of September 27, 2018 between Acquiror and the Company (the “Confidentiality Agreement”)).

11.14                 Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Acquiror and the Holder Representative.

11.15                 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall, to the extent necessary, amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.16                 Non-Recourse.  Acquiror and Merger Sub acknowledge and agree that no past, present or future director of the Company will have personal liability for any matter arising directly or indirectly in connection with this Agreement or the transactions contemplated hereby in such Person’s capacity as a director of the Company.  Notwithstanding the foregoing, nothing herein shall limit any claims made for Fraud.

11.17                 Jurisdiction; Waiver of Jury Trial.  Any Action arising out of or relating to this Agreement, the other Transaction Documents (other than with respect to resolution of a Third Party Claim pursuant to Section 10.4(b)) must be brought in the courts of the State of Delaware, County of New Castle or, if it has or can acquire jurisdiction, in the United States of America District Court for the District of Delaware, to the absolute exclusion of any other courts and jurisdictions.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of such court in any such Action and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in any other court.  Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth in Section 11.3 above shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 11.17 or otherwise.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

[Signature pages to follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PRESCRIBE WELLNESS, LLC

By:	/s/ Al Babbington
Name:	Al Babbington
Title:	Chief Executive Officer

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TABULA RASA HEALTHCARE, INC.

By:	/s/ Brian W. Adams
Name:	Brian W. Adams
Title:	Chief Financial Officer

TRHC PW ACQUISITION, LLC

By:	/s/ Brian W. Adams
Name:	Brian W. Adams
Title:	Chief Financial Officer

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FORTIS ADVISORS LLC, solely in its capacity as the Holder Representative hereunder

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director